Exhibit 10.2

MEMBERSHIP INTEREST AND STOCK PURCHASE AGREEMENT

This Membership Interest and Stock Purchase Agreement (this “Master Purchase Agreement”) is entered into as of December 29, 2017 (the “Execution Date”), by and among Chase Corporation, a Massachusetts corporation (“Buyer”), The Stewart Group Limited, a company organized under the laws of Canada (“Stewart”), Explortec, Inc., a North Carolina corporation (“Explortec”) and Zappa-Tec, LLC, a North Carolina limited liability company (“Zappa-Tec” and, collectively with Stewart and Explortec, the “Sellers” and each individually, a “Seller”), Stewart Superabsorbents, LLC, a North Carolina limited liability company (the “Company”), Stewart SA, Inc., a North Carolina corporation (“SSA”) and William Morris, solely for purposes of Sections 2.5, 2.7, 9.7, 9.12, 10.5 and 10.6 of this Master Purchase Agreement, (the initial “Seller Representative”).

RECITALS

WHEREAS, the Company is in the business of designing, developing, manufacturing, distributing and selling super absorbent polymer products (the “Business”);

WHEREAS, Stewart owns all of the issued and outstanding capital stock of SSA and Zappa-Tec, Explortec and SSA own all of the issued and outstanding membership interests of the Company (the “Interests”).

WHEREAS, pursuant to: (i) that certain Contribution Agreement dated as of October 1, 2017, entered into by and among the Company, Zappa-Tec, Explortec and SSA (the “Contribution Agreement”); and (ii) that certain  Operating Agreement dated as of October 1, 2017, entered into by and among the Zappa-Tec, Explortec and SSA (the “Operating Agreement”) the ownership of the Company was reorganized (the “Reorganization”) such that as of the date of this Agreement, Zappa-Tec owns sixty percent (60%) of the issued and outstanding Interests of the Company (the “Zappa-Tec Interests”); SSA owns twenty eight percent (28%) of the issued and outstanding Interests of the Company (the “SA Interests”) and Explortec owns twelve percent (12%) of the issued and outstanding Interests of the Company (the “Explortec Interests”).

WHEREAS, Chase desires to acquire the Interests through the purchase of: (i) the Zappa-Tec Interests from Zappa-Tec; (ii) the Explortec Interests from Explortec; and (iii) the SA Interests, indirectly through the purchase of all of the issued and outstanding shares of capital stock of SSA (the “Shares”) from Stewart, upon the terms and subject to the conditions set forth in this Master Purchase Agreement; and

WHEREAS, the Sellers desire to sell to Buyer, all of the Interests of the Company, directly through the sale of the Zappa-Tec Interests by Zappa-Tec and the Explortec Interests by Explortec and indirectly through the sale of the Shares by Stewart, upon the terms and subject to the conditions set forth in this Master Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Master Purchase Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms.  Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Master Purchase Agreement.

“Accounts Receivable” means: (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all unbilled accounts receivable and all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company; (b) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes; and (c) any claim, remedy or other right related to any of the foregoing.

“Affiliate or Affiliated” with respect to any specified Person, means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Cash” means cash or cash equivalents on hand and within the bank deposit accounts of the Company, term or time deposits and similar cash or cash equivalents as determined in accordance with GAAP, including checks received but not yet cleared and deposits in transit for the account of the Company, but excluding cash allocable to checks written by the Company and sent to third parties that have not cleared as of the Closing Date.

 “Closing Net Working Capital” means the Net Working Capital of the Company on the Closing Date as reflected in the Closing Balance Sheet.

“COBRA” means Part 6 of Title I of ERISA, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Combined Business” means combined and consolidated Business of the Company as a result of the Reorganization.

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“Company Organizational Documents” means with respect to the Company, its articles of organization and operating agreement, and any amendments thereto.

“Confidential Information” means any and all information, however documented, concerning the business and affairs of Buyer and its Affiliates, the Company and the Business, whether or not marked as “secret” or “confidential,” that is not generally known or available to the public.  Confidential Information shall include, without limitation: (i) product specifications; data; know-how; formulas; compositions; processes; designs; sketches; photographs; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned manufacturing and distribution methods and processes; current and prospective customer lists, current and anticipated customer requirements; price lists; market studies; business plans; computer software and programs; database technologies; concepts, ideas and methods; and (ii) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Buyer and its Affiliates, the Company or any Seller containing or based, in whole or in part, on any of the foregoing information.  Notwithstanding the foregoing, for purposes of this Master Purchase Agreement, Confidential Information shall not include any information that: (i) is or becomes generally known to the public other than as a result of the fault of the party that owns the confidential information or its agents; or (ii) becomes available to a Seller on a non-confidential basis, from a source who is entitled to disclose such information without breach of confidentiality to Buyer, its Affiliates, or the Company, other than the Company or any of its employees.

“Consent” means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person, including without limitation, any Governmental Body.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the sale to Buyer of all of the Interests of the Company, directly through the sale of the Zappa-Tec Interests by Zappa-Tec and the Explortec  Interests by Explortec and indirectly through the sale of the Shares by Stewart; (ii) the execution, delivery, and performance of the Transaction Documents; (iii) the performance by Buyer, Sellers, the Company and SSA of their respective covenants and obligations under this Master Purchase Agreement and the other Transaction Documents to which they are a party; and (iv) Buyer’s acquisition and ownership of the Interests and the Shares and exercise of control over the Company, SSA and the Business.

“Contract” means any agreement, contract, purchase order, lease, option, license, instrument, mortgage, obligation, commitment, arrangement, promise, or undertaking (whether written or oral and whether express or implied).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Covered Employees” shall mean all individuals employed by the Company immediately prior to the Closing Date.

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“Damages” means the amount of any loss (including lost profits), liability, claim, damage (including punitive, special, consequential, exemplary, incidental, indirect or other similar damages) and expense (including costs of investigation and defense and reasonable attorneys’ fees actually incurred) or diminution of value whether or not involving a third-party claim.

“Disclosure Schedule” means the disclosure schedules delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement.  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III and Article IV.  The disclosure in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in Article III and Article IV to the extent it is reasonably clear from a reading of such disclosure that such disclosure is applicable to such other sections and subsections in Article III and Article IV.

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, Contract, commitment, warranty, demand, encumbrance, equitable interest, lien, mortgage, charge, option, purchase right, pledge, security interest, right of first refusal, or other rights of third parties or restriction of any kind, including without limitation any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Legal Requirement that requires or relates to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions relating to pollutants or hazardous substances or materials and of the commencements of activities, such as resource extraction or construction, that could have an impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“GAAP” shall mean generally accepted United States accounting principles applied on a consistent basis, or, to the extent not consistent with GAAP, using the same accounting principles, practices, procedures, policies, assumptions and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used by the Company in the preparation of the Financial Statements (but excluding any unusual items or

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reclassifications, and with inventory valued in the manner set forth in the Company’s June 30, 2017 internal financials).

“Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including without limitation, any governmental agency, branch, department, official, or entity and any court or other tribunal).

“Indebtedness” of any Person means, as of any time and without duplication, the following obligations (whether or not then due and payable): (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) for the repayment of money borrowed, whether owing to banks, financial institutions or otherwise; (b) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) evidenced by notes, bonds, debentures or similar instruments (whether or not convertible); (c) all obligations to pay the deferred purchase price of assets, property or services (including purchase price adjustments, “holdback” or similar payments, and the maximum amount of any potential earn-out payments); (d) all obligations to pay rent or other payment amounts under a lease which is required to be classified as a capital lease on the face of a balance sheet prepared in accordance with GAAP or conditional sales Contract or similar title retention instrument; (e) all negative balances in bank accounts and all overdrafts; (f) all obligations under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (g) all obligations in respect of any letter of credit or letter of guaranty (whether drawn or undrawn), bankers’ acceptance or similar instrument issued or created for the account of such Person; (h) all obligations secured by an Encumbrance; (i) all guaranties, sureties, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, Indebtedness or indebtedness of others; and (j) all obligations in respect of prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if all Indebtedness referred to in the foregoing clauses (a) through (i) was prepaid in full at such time.

“Intellectual Property” means all: (a) United States and foreign patents, patent rights, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof whether presently filed or later filed and claiming priority to the preceding; (b) trademarks, service marks, trade names, fictitious business names, logos, domain names, reissues, re-examinations, substitutions and extensions thereof; (c) copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer programs and systems, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion), all databases and compilations, and all related documentation; (f) inventions, designs, trade secrets, know-how and confidential information, whether patentable or nonpatentable and whether or not reduced to practice, processes and techniques, research and development information; (g) other proprietary rights relating to any of the foregoing (including, without limitation, associated goodwill and

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remedies against infringements thereof and rights of protection of an interest therein under the Legal Requirements of all jurisdictions); and (h) all copies and tangible embodiments of any of the foregoing.

“Knowledge of Sellers and the Company” means: (a) the actual knowledge of any of William Morris, Phil Chow, Quint Barefoot, Kip Clyburn, Cam Fraser, Wayne Autry and James Olesinski; and (b) the knowledge that any such Person could be expected to discover or otherwise become aware of after making a reasonable inquiry concerning the existence of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other statute, law, Order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Body.

“Liability” means any liabilities of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) including, without limitation, any direct or indirect guarantee or payment of any Liability of any other Person through course of dealing or otherwise.

“Material Adverse Effect” means, with respect to a party, any events, changes or effects which, individually or in the aggregate, could reasonably be expected to be materially adverse to the operations, assets, condition (financial or otherwise), results of operations or prospects of such party or its business as now conducted or proposed to be conducted or the ability of such party to consummate the transactions contemplated by this Master Purchase Agreement and the other Transaction Documents, except to the extent arising from: (a) changes in general local, domestic, foreign or international economic conditions (provided that such adverse effect does not affect such party in a disproportionate manner as compared to such party’s industry peers); (b) changes affecting generally the industries or markets in which the party operates (provided that such adverse effect does not affect such party in a disproportionate manner as compared to such party’s industry peers); (c) acts of war, sabotage or terrorism, military actions or the escalation thereof; or (d) any changes in any applicable Legal Requirements or accounting rules or principles.

“Net Cash” means, as of 12:01 a.m. (Eastern Standard Time) on the Closing Date, all Cash of the Company.

“Net Working Capital” means as of a given date the amount calculated by subtracting the current liabilities of the Company as of that date from the current assets of the Company as of that date, each applied on a basis consistent with the Preliminary Report. Notwithstanding the foregoing, for the purposes of determining Net Working Capital, current assets shall not include any Cash taken into account in determining Net Cash.

 “Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

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“Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any referee, arbitrator or mediator.

“Person” means any individual, corporation, general or limited partnership, limited or unlimited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Preliminary Report” means the illustrative Net Working Capital calculation to be prepared by the Sellers and to be agreed to by Buyer and the Sellers at least two (2) business days prior to the expected Closing and attached hereto as Exhibit B.

“Principal” means each of William Morris, Phil Chow and Wayne Autry.

“Proceeding” means any claim, action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body or referee, trustee, arbitrator or mediator, including, without limitation, any claim for infringement or violation of the Intellectual Property rights of any third party.

“Pro Forma Profit and Loss Statement” means the pro-forma profit and loss statement of the Combined Business for calendar year 2017 reflecting a combined adjusted EBITDA of $8,500,000 for the Combined Business and which is attached hereto as Annex I.

“Pro Rata Share” means: (a) sixty percent (60%) for Zappa-Tec; (b) twenty eight percent (28%) for Stewart; and (c) twelve percent (12%) for Explortec.

“Reference Date” means November 30, 2017.

“SSA Organizational Documents” means with respect to SSA, its articles of incorporation and bylaws, and any amendments thereto.

“Target Net Working Capital” means Net Working Capital equal to $6,717,461.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation, (i) income, goods and services, fringe benefit, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, unclaimed property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information, and any amendments thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection

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with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transaction Documents” means this Master Purchase Agreement, the Escrow Agreement and all other Contracts, instruments and certificates to be delivered by any party hereto at or prior to the Closing or in connection herewith.

“Transaction Multiple” means the: (i) Base Purchase Price divided by (ii) the combined adjusted EBITDA of the Combined Business as set forth in the Pro Forma Profit and Loss Statement attached hereto as Annex I,  minus the $300,000 allowance in connection with certain capital expenditures of the Combined Business.

“WARN” means the Worker Adjustment and Retraining Notification Act.

“Wynstream” means Wynstream, LLC, a North Carolina limited liability company.

ARTICLE II

SALE AND PURCHASE OF INTERESTS AND SHARES

2.1       Sale and Purchase of Interests and Shares.  Subject to the terms and conditions of this Master Purchase Agreement, at the Closing: (i) the Zappa-Tec will sell and transfer the Zappa-Tec Interests to Buyer; (ii) Explortec will sell and transfer the Explortec Interests to Buyer; and (iii) Stewart will sell and transfer the Shares to Buyer, in each case, free and clear of all Encumbrances, and Buyer will purchase the Zappa-Tec Interests from Zappa-Tec, the Explortec Interests from Explortec and the Shares from Stewart.

2.2       Purchase Price.  The aggregate purchase price for the Zappa-Tec Interests, the Explortec Interests and the Shares will be Seventy One Million Three Hundred Eighty Two Thousand Dollars ($71,382,000) (the “Base Purchase Price”): (i) plus the amount of Net Cash; (ii) plus or minus the Net Working Capital Adjustment Amount as set forth in Section 2.5 below; and (iii) minus the Adverse Change Adjustment Amount, if any, as set forth in Section 2.7 below (the Base Purchase Price, as adjusted pursuant to the terms and conditions of this Master Purchase Agreement, the “Purchase Price”), and will be payable by Buyer to the Sellers as set forth in this Section 2.2.

(a)        $60,674,700 of the Base Purchase Price, plus the amount of Net Cash (such total amount, subject to reduction for the payment of the Closing Debts and any Closing Expenses in accordance with Section 2.4 below, the “Closing Payment”) shall be paid on account of the Purchase Price by Buyer to the Sellers as set forth in Section 2.3.

(b)        $10,707,300 (the “Escrow Amount”) shall be paid on account of the Purchase Price by Buyer to JPMorgan Chase Bank, NA (the “Escrow Agent”) by wire transfer of immediately available funds, and shall be held and disbursed by the Escrow Agent pursuant to the terms of this Master Purchase Agreement and the Escrow Agreement.

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2.3       The Closing.  The purchase and sale provided for in this Master Purchase Agreement shall be effective (the “Closing”) at 11:59 p.m. (Eastern Standard Time) on December 31, 2017 (the “Closing Date”).  On December 29, 2017, (i) the parties will sign the Transaction Documents and deliver the signature pages and (ii) the Buyer will, by wire transfer of immediately available funds, deliver to the Escrow Agent the Closing Payment and the Escrow Amount.  On January 2, 2018, the Buyer and the Seller Representative will deliver to the Escrow Agent a joint instruction to release the Closing Payment to the Sellers (all in accordance with the terms of the Escrow Agreement).

2.4       Closing Deliveries.

(a)        At or prior to the Closing, the Sellers shall deliver or cause to be delivered to Buyer:

(i)        if the Interests are certificated, an assignment of the Zappa-Tec Interests duly executed by Zappa-Tec and an assignment of the Explortec Interests duly executed by Explortec, in form and substance satisfactory to Buyer;

(ii)       certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) by Stewart, for transfer to Buyer in form and substance satisfactory to Buyer;

(iii)      a certificate executed by the Sellers and the Company certifying the amount of Net Cash;

(iv)      Quint Barefoot shall have executed and delivered an employment agreement with Buyer or an Affiliate of Buyer, in form and substance satisfactory to Buyer;

(v)       Kip Clyburn shall have executed and delivered an employment agreement with Buyer or an Affiliate of Buyer, in form and substance satisfactory to Buyer;

(vi)      Cam Fraser shall have executed and delivered an employment agreement with Buyer or an Affiliate of Buyer, in form and substance satisfactory to Buyer;

(vii)     Todd Rutten shall have executed and delivered an employment agreement with Buyer or an Affiliate of Buyer, in form and substance satisfactory to Buyer;

(viii)   Stewart shall have executed and delivered a services agreement with Buyer or an Affiliate of Buyer pursuant to which Stewart will make available the services of James Olesinski for a period of six (6) months following the Closing, in form and substance satisfactory to Buyer;

(ix)      Sellers and SSA shall have executed and delivered a first amendment to that certain Post-Closing Cross Indemnification and Adjustment Agreement dated as of October 1, 2017, in form and substance satisfactory to Buyer;

(x)       the Company and Evonik Corporation shall have executed and delivered a waiver with respect to the termination right set forth in that certain Distributorship

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Agreement by and between the Company and Evonik Corporation dated as of June 1, 2002, in form and substance satisfactory to Buyer;

(xi)      copies of all Consents required pursuant to Section 3.2(c) of this Master Purchase Agreement;

(xii)     the Company and/or SSA shall have obtained from each holder of Closing Debts (as defined below), a pay-off letter in form and substance reasonably satisfactory to Buyer and such other evidence as Buyer may reasonably request to the effect that all such Closing Debts will be satisfied in full and any and all Encumbrances with respect to such Closing Debts will be fully and finally released upon payment of the amounts set forth on Exhibit C attached hereto;

(xiii)    evidence of dissolution Wynstream, in form and substance satisfactory to Buyer;

(xiv)    possession or control of all books of account, minute books and other records of the Company then in the possession or control of the Sellers or their representatives (except as may be retained pursuant to Section 6.9);

(xv)     possession or control of all books of account, minute books, stock record books, and other records of SSA then in the possession or control of Stewart or its representatives (except as may be retained pursuant to Section 6.9);

(xvi)    executed resignations, effective as of the Closing Date, of each manager and officer of the Company;

(xvii)   executed resignations, effective as of the Closing Date, of each officer and director of SSA;

(xviii)  copies of the Company Organizational Documents, certified by the Manager of the Company to be true, correct, complete and in full force and effect and unmodified as of the Closing Date; a complete list of the managers and officers of the Company, certified by the Manager of the Company to be true and correct as of the Closing Date; and copies of resolutions adopted by the managers and members of the Company authorizing the execution and delivery of this Master Purchase Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Contemplated Transactions, certified by the Manager of the Company to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

(xix)    copies of the SSA Organizational Documents, certified by a Secretary or Assistant Secretary of SSA to be true, correct, complete and in full force and effect and unmodified as of the Closing Date; a complete list of the officers and directors of SSA, certified by a Secretary or Assistant Secretary of SSA to be true and correct as of the Closing Date; and copies of resolutions adopted by the board of directors and shareholders of SSA authorizing the execution and delivery of this Master Purchase Agreement and the other Transaction Documents to which SSA is a party and the consummation of the Contemplated Transactions,

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certified by a Secretary or Assistant Secretary of SSA to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

(xx)     certificates of existence for the Company from the Secretary of State of North Carolina and from the Secretary of State (or other appropriate state official) of each other jurisdiction in which the Company is qualified to do business, in each case dated within ten days prior to the Closing Date and a tax clearance certificate from the Secretary of State of the State of North Carolina;

(xxi)     certificates of existence for SSA from the Secretary of State of North Carolina and from the Secretary of State (or other appropriate state official) of each other jurisdiction in which SSA is qualified to do business, in each case dated within ten days prior to the Closing Date and a tax clearance certificate from the Secretary of State of the State of North Carolina;

(xxii)   a certificate by the Company to the effect that the Company is not, and has not been a United States real property holding corporation and, accordingly, the securities of the Company are not U.S. real property interests, that meets the requirements of Treasury Regulation Section 1.897-2(h)(1); and

(xxiii)  such other documents as Buyer may reasonably request.

(b)        At or prior to the Closing, Buyer shall deliver or cause to be delivered:

(i)        The amounts set forth opposite the names of such individuals and entities listed on Exhibit C (the “Closing Debts”) by wire transfer of immediately available funds to an account specified by such individual or entity in writing no later than three (3) days prior to the Closing;

(ii)       The amounts set forth opposite the names of such individuals and entities listed on Exhibit D (the “Closing Expenses”) by wire transfer of immediately available funds to an account specified by such individual or entity in writing no later than three (3) days prior to the Closing; and

(iii)      the Closing Payments and Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an account specified by the Escrow Agent in writing no later than three (3) days prior to the Closing (the “Escrow Account”).

(c)        Upon the execution of this Master Purchase Agreement, Buyer, the Seller Representative and the Escrow Agent will enter into an escrow agreement in the form of Exhibit A attached hereto (the “Escrow Agreement”) and Buyer will deliver the Closing Payment and the Escrow Amount to the Escrow Agent for deposit into the Escrow Account.  Except as otherwise set forth in the Escrow Agreement and Section 9.8 of this Master Purchase Agreement, the Escrow Agent shall hold portion of the Escrow Amount for a period of up to eighteen (18) months following the Closing Date.  Buyer and Sellers will share equally the payment of any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement.  Such fees that are payable by Sellers on the Closing Date shall be included as Closing Expenses and payable by Buyer from the Base Purchase Price pursuant to Section 2.4(b)(i).

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(d)        All of the transactions to be concluded at the Closing shall be deemed concluded simultaneously at 11:59 p.m. (Eastern Standard Time) on the Closing Date.  Unless waived, no transaction or delivery to be concluded at the Closing shall be deemed finally concluded unless and until all such transactions or deliveries are concluded.

(e)        Buyer’s delivery of the Purchase Price in accordance with the terms and conditions of this Master Purchase Agreement shall, to the extent of the funds so delivered, fully and finally discharge the obligation of Buyer with regard to any payment to the Sellers for the purchase of the Zappa-Tec Interests, the Explortec Interests and the Shares.

2.5       Net Working Capital Adjustment.

(a)        The Base Purchase Price shall be increased or decreased dollar-for-dollar by the amount (the “Net Working Capital Adjustment Amount”) that the Closing Net Working Capital, as finally determined as provided in this Section 2.5, is more than or less than the Target Net Working Capital.

(b)        In order to conclusively determine the Closing Net Working Capital and the Net Working Capital Adjustment Amount as of the Closing Date, Buyer will prepare or cause to be prepared an unaudited balance sheet (the “Closing Balance Sheet”) of the Company as of the Closing Date, including a computation of the Closing Net Working Capital in accordance with the illustrative computation of Net Working Capital set forth in the Preliminary Report and a statement of the calculation of the resulting Net Working Capital Adjustment Amount.  The Closing Net Working Capital shall be prepared and calculated by Buyer in good faith and consistent with the calculations set forth in the Preliminary Report, including the same line items included in the Preliminary Report.  The parties agree that the purpose of the adjustment contemplated by this Section 2.5 with respect to Net Working Capital is to measure the amount of changes in Net Working Capital using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Preliminary Report, and such adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining Net Working Capital.  Notwithstanding anything to the contrary set forth herein, Buyer shall have the right to revise the Closing Balance Sheet and Buyer’s calculation of the Closing Net Working Capital, as the case may be, in all respects based on fraud, willful misconduct or intentional misrepresentation discovered by Buyer at any time prior to the determination of the Final Net Working Capital in accordance with this Section 2.5.  The Buyer will deliver the Closing Balance Sheet to the Seller Representative within ninety (90) days after the Closing Date.  Following delivery of the Closing Balance Sheet the Buyer shall, at the request of the Seller Representative, promptly deliver or cause to be delivered to the Seller Representative, any and all work papers or other documents created or used by Buyer or its representatives in the preparation of the Closing Balance Sheet.

(c)        If within thirty (30) days following the Seller Representative’s receipt of the Closing Balance Sheet, the Seller Representative has not given Buyer notice of its objection to the Closing Balance Sheet (such notice must contain a statement of the basis of the objection), then the Closing Net Working Capital reflected in the Closing Balance Sheet will be used in computing

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the Net Working Capital Adjustment Amount.  If the Seller Representative gives such notice of objection and Buyer and the Seller Representative cannot agree with regard to such objection within fifteen (15) days thereafter, then the issues in dispute will be submitted to an independent public accounting firm mutually agreed upon by Buyer and the Seller Representative (which firm shall not have been engaged by any party hereto or their respective Affiliates for at least two years prior to the date of delivery by Buyer of the Closing Balance Sheet) (the “Independent Accountants”), for resolution.  If issues in dispute are submitted to the Independent Accountants for resolution: (i) within fifteen (15) days after request, Buyer and the Seller Representative will furnish to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to and discuss with the Independent Accountants any material relating to the dispute prior to the Independent Accountants’ determination; (ii) the determination by the Independent Accountants, as set forth in a notice delivered to Buyer and the Seller Representative by the Independent Accountants, will be binding and conclusive on parties in the absence of manifest error; and (iii) the fees and disbursements of the Independent Accountants shall be allocated among Buyer and the Sellers so that the Sellers’ share of such fees and disbursements shall be in the same proportion that the aggregate amount that is unsuccessfully disputed by the Sellers (as finally determined by the Independent Accountants) bears to the total amount initially disputed by the Sellers.

(d)        The Net Working Capital Adjustment Amount shall become final and binding upon the parties upon the earlier of: (i) the failure by the Seller Representative to object thereto within the period permitted under, and otherwise in accordance with, the requirements of Section 2.5(c); (ii) the written agreement between Buyer and the Seller Representative with respect thereto; or (iii) the decision by the Independent Accountants with respect to disputes under Section 2.5(c).

(e)        Any increase or reduction in the Base Purchase Price on account of the Net Working Capital Adjustment Amount as determined pursuant to this Section 2.5 shall be paid by Buyer or the Sellers pursuant to this Section 2.5(e).  In the event of an increase in the Base Purchase Price on account of the Net Working Capital Adjustment Amount, such amount shall be paid by Buyer to the Sellers in immediately available funds within ten (10) days following the determination of the Net Working Capital Adjustment Amount and shall be allocated to the Sellers in accordance with such Seller’s respective Pro Rata Share of such amount.  In the event of a reduction in the Base Purchase Price on account of the Net Working Capital Adjustment Amount, the Seller Representative and Buyer shall promptly deliver written instructions to the Escrow Agent to release the amount of such decrease from the Escrow Amount to Buyer.

2.6       Intentionally Blank.

2.7       Adverse Change Adjustment.

(a)        In the event that Buyer identifies any revenue, expense, working capital or other adjustment in the 2017 EBITDA of the Combined Business as set forth in the Pro Forma Profit and Loss Statement which results in a decrease in the 2017 EBITDA of the Combined Company as set forth in the Pro Forma Profit and Loss Statement and which was the basis for calculation of the Base Purchase Price (an “Adverse Change”), then the Base Purchase Price shall

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be decreased dollar-for dollar by an amount equal to the Adverse Change Amount (as defined below), subject to the Adjustment Deductible (as defined below), multiplied by the Transaction Multiple (the “Adverse Change Adjustment Amount”) as finally determined as provided in this Section 2.7.  An Adverse Change under this Section 2.7 shall only include: (i) an inventory correction for missing inventory or miscalculated inventory of Zappa-Tec which occurred prior to September 30, 2017; or (ii) an accounting error made on the Zappa-Tec accounting records prior to September 30, 2017, in each case that results in a direct decrease in the 2017 EBITDA of the Combined Company as set forth in the Pro Forma Profit and Loss Statement and provided that the decrease on account of such Adverse Change exceeds Fifty Thousand Dollars ($50,000) (the “Adjustment Deductible”).

(b)        At any time prior to the twelve (12) month anniversary of the Closing, Buyer may prepare and deliver to the Seller Representative a notice of Adverse Change (the “Adverse Change Notice”), including: (i) a description of the Adverse Change (including the application of the Adjustment Deductible); and (ii) a computation of amount of the Adverse Change (the “Adverse Change Amount”) and the resulting Adverse Change Adjustment Amount.  The Adverse Change Notice and Adverse Change Amount shall be prepared and calculated by Buyer in good faith.  Following delivery of the Adverse Change Notice the Buyer shall, at the request of the Seller Representative, promptly deliver or cause to be delivered to the Seller Representative, any and all work papers or other documents created or used by Buyer or its representatives in the preparation of the Adverse Change Notice and the calculation of the Adverse Change Amount.

(c)        If within thirty (30) days following the Seller Representative’s receipt of the Adverse Change Notice, the Seller Representative has not given Buyer notice of its objection to the Adverse Change Notice (such notice must contain a statement of the basis of the objection), then the Adverse Change Amount reflected in the Adverse Change Notice will be used in computing the Adverse Change Adjustment Amount.  If the Seller Representative gives such notice of objection and Buyer and the Seller Representative cannot agree with regard to such objection within fifteen (15) days thereafter, then the issues in dispute will be submitted to the Independent Accountants for resolution.  If issues in dispute are submitted to the Independent Accountants for resolution: (i) within fifteen (15) days after request, Buyer and the Seller Representative will furnish to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to and discuss with the Independent Accountants any material relating to the dispute prior to the Independent Accountants’ determination; (ii) the determination by the Independent Accountants, as set forth in a notice delivered to Buyer and the Seller Representative by the Independent Accountants, will be binding and conclusive on parties in the absence of manifest error; and (iii) the fees and disbursements of the Independent Accountants shall be allocated among Buyer and the Sellers so that the Sellers’ share of such fees and disbursements shall be in the same proportion that the aggregate amount that is unsuccessfully disputed by the Sellers (as finally determined by the Independent Accountants) bears to the total amount initially disputed by the Sellers.

(d)        The Adverse Change Adjustment Amount shall become final and binding upon the parties upon the earlier of: (i) the failure by the Seller Representative to object thereto

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within the period permitted under, and otherwise in accordance with, the requirements of Section 2.7(c); (ii) the written agreement between Buyer and the Seller Representative with respect thereto; or (iii) the decision by the Independent Accountants with respect to disputes under Section 2.7(c).

(e)        Any reduction in the Base Purchase Price on account of the Adverse Change Adjustment Amount as determined pursuant to this Section 2.7 shall be paid by the Sellers pursuant to this Section 2.7(e).  In the event of a reduction in the Base Purchase Price on account of the Adverse Change Adjustment Amount, the Seller Representative and Buyer shall promptly deliver written instructions to the Escrow Agent to release the amount of such decrease from the Escrow Amount to Buyer.

(f)        Notwithstanding anything contained herein to the contrary, there shall be no Adverse Change Adjustment Amount owed to the Buyer to the extent the EBITDA of the Company for calendar year 2017 exceeds $8,500,000 after giving effect to any such Adverse Change Adjustment Amount.

2.8       §751 Hot Asset Allocation.

The parties hereto acknowledge and agree that the Code §751 assets will be allocated as set forth on the attached Exhibit E for purposes of this transaction.  The parties agree that each shall complete and file appropriate forms, and any amendments thereto, as and when required by applicable law consistent with such allocation.

2.9        No Double Counting.  Buyer shall not be entitled to indemnification under this Agreement for any Damages arising from a breach of any representation, warranty or covenant set forth herein if such Damages would constitute a duplicative payment of any amount that is included as a Current Liability in determining the Closing Net Working Capital or as an Adverse Change in determining the Adverse Change Amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND SSA

Except as set forth in the Disclosure Schedule, the Sellers, the Company and SSA represent and warrant to Buyer that the statements contained in this Article III are true, correct and complete as of the Execution Date and the Closing Date (or, if made as of a specified date, as of such date).

3.1       Organization, Good Standing and Qualification.

(a)        The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite power and authority to conduct its business as it is now being conducted, to own or use the properties and

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assets that it purports to own or use, and to perform all its obligations under any Order or Contract to which it is a party.  The Company is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on the Company.  Section 3.1(a) of the Disclosure Schedule contains a complete and accurate list of the other jurisdictions in which the Company is qualified to do business as a foreign limited liability company.  The Company has delivered to Buyer correct and complete copies of the Company Organizational Documents as currently in effect.

(b)        SSA is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under any Order or Contract to which it is a party.  SSA is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on SSA.  Section 3.1(b) of the Disclosure Schedule contains a complete and accurate list of the other jurisdictions in which it is qualified to do business as a foreign corporation.  SSA has delivered to Buyer correct and complete copies of the SSA Organizational Documents as currently in effect.

(c)        Except as set forth in Section 3.1(c) of the Disclosure Schedule, the Company does not own and has never owned, directly or indirectly, any capital stock or other equity securities of any Person.  The Company does not have, and has never had, any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any business or Person.

(d)        SSA does not own and has never owned, directly or indirectly, any capital stock or other equity securities of any Person, other than the SA Interests.  SSA does not have, and has never had, any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any business or Person, other than the SA Interests.

3.2       Authorization; Enforceability.

(a)        The Company and SSA each have the absolute and unrestricted right, power and authority to execute and deliver this Master Purchase Agreement and the other Transaction Documents to which the Company or SSA is party and to perform its obligations hereunder and thereunder.  All action on the part of the Company and SSA necessary for the authorization, execution and delivery of this Master Purchase Agreement and the other Transaction Documents to which the Company or SSA is party and the performance of all obligations of the Company or SSA hereunder and thereunder has been taken or will be taken prior to the Closing.  Each of this Master Purchase Agreement and the other Transaction Documents to which the Company or SSA is party constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Company and SSA, enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii)

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applicable equitable principles (whether considered in a Proceeding at law or in equity).

(b)        Except as set forth in Section 3.2(b) of the Disclosure Schedule, neither the execution and delivery of this Master Purchase Agreement nor the consummation or performance of any of the Contemplated Transactions by the Company or SSA will, directly or indirectly:

(i)         contravene, conflict with, or result in a violation of (A) any provision of the Company Organizational Documents with respect to the Company, (B)  any provision of the SSA Organizational Documents with respect to SSA, (C) any resolution adopted by the managers or members of the Company or (D) any resolution adopted by the board of directors or shareholders of SSA;

(ii)       contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or SSA, or any of the assets owned or used by the Company, may be subject;

(iii)      cause the Company or SSA to become subject to, or to become liable for the payment of, any Tax; or

(iv)       contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract.

(c)        Except as set forth in Section 3.2(c) of the Disclosure Schedule, neither the Company nor SSA is or will be required to give any notice to or make any filing with or obtain any Order or Consent from any Person in connection with the execution and delivery of this Master Purchase Agreement or the other Transaction Documents to which it is a party or the consummation of the Contemplated Transactions.

3.3       Capitalization.

(a)        The authorized and issued equity interests of the Company consist of Interest representing one hundred percent (100%) of the ownership of the Company.  Zappa-Tec owns the Zappa-Tec Interests which are sixty percent (60%) of the issued and outstanding Interests of the Company and has good and valid title to the Zappa-Tec Interests, free and clear of all Encumbrances.  SSA owns the SA Interests which are twenty eight percent (28%) of the issued and outstanding Interests of the Company and has good and valid title to the SA Interests, free and clear of all Encumbrances.  Explortec owns the Explortec Interests which are twelve percent (12%) of the issued and outstanding Interests of the Company and has good and valid title to the Explortec Interests, free and clear of all Encumbrances.   All of the outstanding Interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  Such Interests are not subject to any voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of such Interests, other than the Company Organizational Documents.  This Master Purchase Agreement, together with any assignments delivered at the Closing by Zappa-Tec and Explortec to Buyer, are sufficient to transfer to Buyer the entire right, title and interest, legal and beneficial, in the Zappa-Tec Interests and Explortec Interests, free and

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clear of all Encumbrances.  All of the Interests owned by Zappa-Tec and Explortec have been, or shall be at the Closing, duly endorsed for transfer to Buyer or are, or shall be at the Closing, accompanied by duly executed assignments and, subject to payment by Buyer of the Purchase Price therefor in accordance with the terms of this Master Purchase Agreement and, upon delivery of the Zappa-Tec Interests and Explortec Interests to Buyer on the Closing Date, Buyer will have good, valid and marketable title to the Zappa-Tec Interests and Explortec Interests, free and clear of all Encumbrances.  Except for payment of the Purchase Price in accordance with the terms of this Master Purchase Agreement, neither Zappa-Tec, SSA nor Explortec is entitled to any other payment from the Company or the Buyer with respect to the purchase and sale of the Interests pursuant to the terms and conditions of this Master Purchase Agreement.

(b)        The authorized capital stock of SSA consists of 100,000 shares of common stock, no par value (the “SSA Common Stock”).  The rights and privileges of the SSA Common Stock are as set forth in SSA’s Certificate of Incorporation.  As of the Execution Date and the Closing Date: (i) 200 shares of SSA Common Stock were issued and outstanding; and (ii) 99,800 shares of SSA Common Stock were held in the treasury of SSA.  The Shares held by Stewart constitute all of the issued and outstanding equity securities in SSA.  Stewart owns the Shares and has good and valid title to the Shares, free and clear of all Encumbrances.  All of the outstanding equity securities of SSA have been duly authorized and validly issued and are fully paid and nonassessable.  The Shares are not subject to any voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of such Interests, other than the SSA Organizational Documents.  This Master Purchase Agreement, together with any assignments delivered at the Closing by Stewart to Buyer, are sufficient to transfer to Buyer the entire right, title and interest, legal and beneficial, in the Shares, free and clear of all Encumbrances.  All of the Shares owned by Stewart have been, or shall be at the Closing, duly endorsed for transfer to Buyer or are, or shall be at the Closing, accompanied by duly executed stock powers and, subject to payment by Buyer of the Purchase Price therefor in accordance with the terms of this Master Purchase Agreement, upon delivery of the Shares to Buyer on the Closing Date, Buyer will have good, valid and marketable title to the Shares, free and clear of all Encumbrances. Except for payment of the Purchase Price in accordance with the terms of this Master Purchase Agreement, Stewart is not entitled to any other payment from the Company, SSA or the Buyer with respect to the purchase and sale of the Shares pursuant to the terms and conditions of this Master Purchase Agreement.

(c)        There are no outstanding securities exercisable for or convertible into any equity securities of the Company or SSA and there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements, oral or in writing, for the purchase or acquisition from the Company or SSA of any such equity securities of the Company, or of any other securities exercisable for or convertible into any equity securities of the Company or SSA.  There are no outstanding obligations of the Company or SSA to repurchase, redeem or otherwise acquire any equity securities of the Company or SSA.  There is no power of attorney that is currently effective and outstanding granted by any Seller or SSA with respect to any of the Interests or the Shares or otherwise by the Company with respect to the Business (each a “Power of Attorney”).  Each Power of Attorney has been, or shall be at the Closing, duly revoked and be of no further force or effect as of the Closing.  None of the outstanding equity securities or other securities of the Company or SSA was issued in violation of any Legal Requirement.  Except as

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set forth in Section 3.3(c) of the Disclosure Schedule, neither the Company nor SSA is a party to or is bound by any, and there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any equity interests of the Company or SSA.

3.4       Financial Statements.  Section 3.4 of the Disclosure Schedule contains true and correct copies of: (i) the unaudited balance sheets of the Company as of September 30, 2014, September 30, 2015 and September 30, 2016 and the related statements of income, changes in member equity and cash flows (including related notes and schedules, if any) for the years ended September 30, 2014, September 30, 2015 and September 30, 2016; (ii) the audited balance sheet of the Company as of September 30, 2017 and the related statements of income, changes in member equity and cash flows (including related notes and schedules, if any) for the calendar nine (9) month period ended September 30, 2017; and (iii) the Pro Forma Profit and Loss Statement (the “Interim Financials”).  The financial statements described in this Section 3.4 are collectively referred to as the “Company Financial Statements”.  Except as set forth in Section 3.4 of the Disclosure Schedule, such Company Financial Statements: (a) fairly present the financial condition and the results of operations of the Company (and the Combined Business, as applicable) as of the respective dates thereof and for the periods referred to in such Company Financial Statements, subject, in the case of the Interim Financials, to normal year-end adjustments; (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved; and (c) provide assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.  Except as set forth in Section 3.4 of the Disclosure Schedule, no financial statements of any person other than the Company are required by GAAP to be included in the financial statements of the Company.

3.5       Books and Records.

(a)        The books and records of the Company and SSA: (i) accurately reflect all material items of income and expense and all assets and liabilities of the Company and SSA; (ii) are materially complete and correct and do not contain any material inaccuracies or discrepancies; (iii) have been maintained in accordance with GAAP and in compliance with all applicable Legal Requirements; and (iv) have been made available to Buyer for its inspection.

(b)        The minute books of the Company and SSA, all of which have been made available to Buyer, contain accurate and complete records of all meetings of, and action taken by, the board of directors, board of managers, the shareholders and the members, as the case may be of the Company and SSA.

(c)        All compensation and other items of value received by any manager or officer of the Company or any of their respective relatives or other Affiliates of every kind whatsoever, however denominated has been properly recorded as compensation or otherwise in the books and records of the Company.  All compensation and other items of value received by any officer or director of SSA or any of their respective relatives or other Affiliates of every kind whatsoever, however denominated has been properly recorded as compensation or otherwise in the books and records of SSA.

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3.6       Owned and Leased Real Properties.  The Company does not own, and has never owned, any real property.  SSA does not own, and has never owned, any real property and does not lease and has never leased any real property.  Section 3.6 of the Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company (collectively “Company Leases”) and the location of the premises.  Neither the Company nor, to the Knowledge of Sellers and the Company, any other party to any Company Lease, is in default under any of the Company Leases, and except where the existence of such defaults, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on the Company.    Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the consummation of the Contemplated Transactions.  Except as set forth in Section 3.6 of the Disclosure Schedule, the Company does not sublease or license any real property to any Person.  The Company has provided Buyer with complete and accurate copies of all Company Leases.

3.7       Accounts Receivable.  All Accounts Receivable that are reflected on the Company Financial Statements or on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Company Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).  Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off within one hundred eighty (180) days of the Closing Date.   To the extent any Accounts Receivable are collected by the Company after one hundred eighty (180) days and a Claim was already made for indemnification with respect thereto pursuant to this Agreement and paid, then the Sellers will be entitled to receive the amounts collected by the Company.  To the Knowledge of Sellers and the Company, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Section 3.7 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the Reference Date, which list sets forth the aging of such Accounts Receivable.

3.8       Assets.  The Company owns or leases all tangible assets necessary for the conduct of the Business of the Company as presently conducted.  Except as set forth in Section 3.8 of the Disclosure Schedule, all of such tangible assets which are owned, are owned free and clear of all Encumbrances except for Encumbrances that, individually and in the aggregate, do not materially interfere with the ability of the Company to conduct the Business of the Company as currently conducted and as presently proposed to be conducted.  The tangible assets of the Company are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.   SSA does not own or lease any tangible assets.

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3.9       Undisclosed Liabilities.   Except as set forth in Section 3.9 of the Disclosure Schedule, neither the Company nor SSA has any Liabilities (and to the Knowledge of Sellers and the Company there is no basis for any present or future Proceeding against the Company or SSA giving rise to any Liability), other than: (i) Liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Reference Date; and (ii) obligations under Contracts incurred in the ordinary course of business consistent with past practice subsequent to the Reference Date, all of which Liabilities and obligations referred to in the foregoing clauses (i) and (ii), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or the Business.

3.10     Tax Returns and Payments.

(a)        The Company and SSA have properly filed or caused to be filed, on a timely basis, all Tax Returns that are or were required to be filed by or with respect to the Company, SSA and the Business, pursuant to applicable Legal Requirements.  The Company and SSA have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns, or pursuant to any assessment received by the Company or SSA.  All Tax Returns filed by the Company and SSA have are true, correct, and complete. There is no tax sharing agreement, including any agreement for indemnification that will require any payment by the Company or SSA after the Execution Date. No notice has been received by the Company or SSA and, to the Knowledge of Sellers and the Company, no claim has ever been made by a Governmental Body in a jurisdiction where the Company or SSA does not file Tax Returns that it may be subject to Taxes or required to file Tax returns in that jurisdiction with respect to the Business.  Except as described in Section 3.10(a) of the Disclosure Schedule, neither the Company nor SSA has requested or received any legal or accounting opinions relating to any position taken on any Tax Return.  Except as described in Section 3.10(a) of the Disclosure Schedule, neither the Company nor SSA has requested or received a revenue ruling, private letter ruling, or similar or related correspondence from any Tax authority.

(b)        Section 3.10(b) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company and SSA files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis.  The Company and SSA have delivered or made available to Buyer complete and correct copies of all Tax Returns of the Company and SSA relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired.  Except as listed in Section 3.10(b) of the Disclosure Schedule, the Tax Returns of the Company and SSA have never been subject to audit by any relevant federal, state, local or foreign Tax authorities. Except as described in Section 3.10(b) of the Disclosure Schedule, the Company and SSA have not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or SSA or for which the Company or SSA may be liable.

(c)        The charges, accruals, and reserves with respect to Taxes on the books of the Company and SSA are adequate and are at least equal to the liability for such Taxes. There exists no proposed tax assessment against the Company or SSA except as disclosed in the Financial Statements or in Section 3.10(c) of the Disclosure Schedule.

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(d)        All Taxes the Company and SSA is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person, including, but not limited to, amounts paid to any employee or any foreign Person.

3.11     Product Warranty and Product Liability.   Section 3.11 of the Disclosure Schedule sets forth a description of each product warranty issued by the Company in connection with the operation of the Business.  Except as set forth in Section 3.11 of the Disclosure Schedule, there are no: (a) outstanding or threatened product liability claims, that relate to any product created, licensed, distributed or sold by the Company in connection with the operation of the Business on or prior to the Closing Date; or (b) outstanding or threatened claims, for the breach of any express or implied warranty with respect to any product created, licensed, distributed or sold by the Company in connection with the operation of the Business on or prior to the Closing Date.

3.12     Employee Benefits Plans.

(a)        Section 3.12(a) of the Disclosure Schedule contains a list of all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other employee benefit plan, including any fringe benefit, stock option, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing or deferred compensation plan or agreement, or any similar plan or agreement or any other plan or arrangement providing compensation to employees (whether written or unwritten, insured or self-insured) (each an “Employee Benefit Plan”) (1) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any entity that would be deemed a “single employer” with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each an “ERISA Affiliate”) on behalf of any employee, officer, director or consultant of the Company (whether current, former or retired) or their beneficiaries or (2) with respect to which the Company or any ERISA Affiliate has or has had any obligation on behalf of any such employee, officer, director, consultant, shareholder or beneficiary (each a “Plan” and, collectively, the “Plans”).  SSA does not currently have and has never had or contributed to any Employee Benefit Plan.

(b)        The Company has heretofore delivered or made available to Buyer true, correct and complete copies of each of the Plans and all related documents, including but not limited to: (i) the actuarial report for such Plan (if applicable) for the last three (3) years; (ii) the most recent determination or opinion letter from the IRS (if applicable) for such Plan; (iii) the current summary plan description and any summaries of material modification; (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding three (3) plan years; (v) all agreements with fiduciaries and service providers relating to the Plan; and (vi) all substantive correspondence relating to any such Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

(c)        Except as set forth at Section 3.12(c) of the Disclosure Schedule: (i) each of the Plans has been operated and administered in all material respects in compliance with applicable Legal Requirements, including but not limited to ERISA and the Code; (ii) each of the Plans

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intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified; (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan (whether or not vested), based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan’s actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans; (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Legal Requirements, (x) death benefits or retirement benefits under a Plan that is an “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of  the Company, or (z) benefits the full cost of which are borne by the current or former employee (or his beneficiary); (v) all Plans (other than Plans providing for the payment of benefits from the general assets of the Company) could be terminated as of the Closing Date without material liability; (vi) no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate incurring a material liability thereunder; (vii) no Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA); (viii) all contributions or other amounts payable by the Company as of the Closing Date with respect to each Plan and all other liabilities of the Company with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code; (ix) the Company has not engaged in a transaction in connection with which the Company is subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (x) to the Knowledge of Sellers and the Company, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by the Company that would not be deductible under Code Sections 162(a)(1), or 404; (xii) no “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no “unfunded current liability,” as determined under Section 412(1) of the Code, exists with respect to any Plan; and (xiii) no Plan has experienced a “reportable event” (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement.

(d)        Except as set forth at Section 3.12(d) of the Disclosure Schedule, neither the execution and delivery of this Master Purchase Agreement nor the consummation of the Contemplated Transactions (either alone or in conjunction with any other event) will: (i) restrict or prohibit the Company from amending any Plan; (ii) result in any material payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any manager, officer or employee of the Company under any Plan or otherwise; (iii) materially increase any benefits otherwise payable under any Plan; or (iv) result in any acceleration of the time of payment or vesting of any benefits under any Plan or otherwise.

3.13     Compliance with Legal Requirements.  Except as set forth in Section 3.13 of the Disclosure Schedule: (a) the

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Company and SSA are, and at all times have been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets; (b) no event has occurred and, to the Knowledge of Sellers and the Company, no circumstance exists that (with or without notice or lapse of time) could reasonably be expected to constitute or result in a violation by the Company or SSA of, or a failure on the part of the Company or SSA to comply with, any Legal Requirement; and (c) neither the Company nor SSA has received any written or oral notice or other communication from any Governmental Body or any other Person regarding: (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual or alleged obligation on the part of the Company or SSA to undertake, or to bear all or any portion of the cost of, any remedial action of any nature and neither the Company nor SSA is subject to any liability or obligation with respect to any such remedial action.

3.14     Legal Proceedings; Orders. Except as set forth in Section 3.14 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Sellers and the Company, threatened against or affecting the Company or SSA and to the Knowledge of Sellers and the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any Proceeding.  There are no Orders outstanding against the Company or SSA.   There is no Proceeding pending or, to the Knowledge of Sellers and the Company, threatened against the Company or SSA that challenges, or could reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

3.15     Absence of Certain Changes and Events.  Since January 1, 2017, the Company has conducted the Business only in the ordinary course of business consistent with past practice and other than the Reorganization there has not otherwise been any: (a) material adverse change in the Business and no event has occurred or state of facts exists that could reasonably be expected to have a Material Adverse Effect on the Company, SSA or the Business; (b) material damage, destruction or loss, of any of the assets of the Company, whether or not covered by insurance; (c) sale, exchange or other disposition of any of the assets of the Company; (d) initiation, receipt or settlement of any Proceeding affecting the Business or the assets of the Company; (e) change or amendment to, or termination of, any Contract; (f) amendment to the Company Organizational Documents or SSA Organizational Documents or change in the authorized or issued equity securities of the Company or SSA; (g) capital expenditure or any agreement to incur any liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000; (h) resignation or termination of any key employee of the Company; (i) any material change to the equipment used in the Business; or (j) any agreement by the Company to do any of the foregoing.

3.16     Contracts; No Defaults.

(a)        Section 3.16(a) of the Disclosure Schedule contains a complete and accurate list, and the Company has delivered or made available to Buyer true and complete copies, of each Contract to which the Company is a party or otherwise bound.  SSA is not a party to any Contract other than the SSA Organizational Documents, the Contribution Agreement, the Operating Agreement and Post-Closing Cross Indemnification and Adjustment Agreement (as amended in accordance with Section 2.4(a)(viii) above).

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(b)        Except as set forth in Section 3.16(b) of the Disclosure Schedule, each Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(c)        Except as set forth in Section 3.16(c) of the Disclosure Schedule:

(i)        the Company is in compliance and at all times since the date of the respective Contract has complied in all material respects, with: (A) all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of its assets is or was bound; and (B) all requirements for all Legal Requirements pertaining to each Contract;

(ii)       any representations and certifications executed, acknowledged or set forth in or pertaining to each Contract were complete and correct in all material respects as of their effective date;

(iii)      to the Knowledge of Sellers and the Company, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is in compliance, and at all times since the inception of such contract has complied in all material respects, with all applicable terms and requirements of such Contract;

(iv)      to the Knowledge of Sellers and the Company, no event has occurred or circumstance exists that may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract;

(v)       since the date of the respective Contract, the Company has not given to or received from any other Person, any written or oral notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract; and

(vi)      since the date of the respective Material Contract, the Company has not given to or received from any other Person, any written notice or other communication regarding any termination, cancellation or non-renewal of any Material Contract.

(d)        there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

3.17     Insurance.  Section 3.17 of the Disclosure Schedule sets forth a true, correct and complete list of all liability, fire, casualty, fidelity, workers' compensation and other insurance policies currently held by or on behalf of the Company, and a description of any self‑insurance arrangements by or affecting the Company, including any reserves established thereunder.  Such policies are in amounts deemed to be adequate by the

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Company, and to the Knowledge of Sellers and the Company are sufficient for compliance with all requirements of any Contracts to which the Company is subject.  All of such policies are in full force and effect, all premiums with respect thereto are currently paid and the Company has not received a notice of cancellation or other notice that any such policy will not be renewed.   SSA does not have any separate insurance policies.

3.18     Environmental and Safety Matters.  Except as set forth in Section 3.18 of the Disclosure Schedule, neither the Company nor SSA is in violation of any applicable Environmental Law or Occupational Safety and Health Law.  Neither the Company nor SSA has received any written or oral notice from any Governmental Body or any other Person: (i) claiming any actual or alleged violations of any applicable Environmental Law or Occupational Safety and Health Law or asserting any claim or liabilities under any applicable Environmental Law or Occupational Safety and Health Law; or (ii) requiring or seeking to require any investigatory, remedial or corrective obligations arising under any applicable Environmental Law or Occupational Safety and Health Law.  To the Knowledge of Sellers and the Company and except as set forth in Section 3.18 of the Disclosure Schedule, no material capital expenditures are required by the Company in order to remain in compliance with any applicable Environmental Law or any Occupational Safety and Health Law.  There is no waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law present on any facility of the Company in violation any applicable Environmental Law or any Occupational Safety and Health Law.

3.19     Employees.

(a)        Section 3.19(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee, officer or manager of the Company, including each employee on leave of absence or layoff status:  name; date of hire; job title; current compensation paid or payable, bonus payable and any change in compensation since January 1, 2017; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s Employee Benefit Plans.  The employees identified in Section 3.19(a) of the Disclosure Schedule are the only employees that are currently working for the Company.  Except as set forth in Section 3.19 of the Disclosure Schedule, the Company does not currently employ and, to the Knowledge of Sellers and the Company, has never employed any unauthorized, undocumented or under aged worker.  SSA does not have and has never had any employees.

(b)        To the Knowledge of Sellers and the Company, no employee, officer or manager of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer or manager and any other Person that in any way adversely affects: (i) the performance of his or her duties as an employee, officer or manager of the Company; or (ii) the ability of the Company to conduct the Business.  To the Knowledge of Seller and the Company, no manager, officer or other key employee of the Company intends to terminate his or her employment with the Company other than the Company’s current officers and managers who shall resign as of the Closing Date.

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(c)        Except as set forth in Section 3.19(c) of the Disclosure Schedule, all current employees, consultants and contractors of the Company have executed either a written consulting agreement that includes confidentiality and invention assignment provisions or a proprietary information and inventions agreement as applicable (collectively, the “Confidentiality and Inventions Agreements”).  Except as set forth in Section 3.19(c) of the Disclosure Schedule, each such Confidentiality and Inventions Agreement is in full force and effect and is valid and enforceable in accordance with its terms except as the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).  The form or forms of such Confidentiality and Inventions Agreements have been provided to Buyer.

(d)        Except as set forth in Section 3.19(d) of the Disclosure Schedule, all employees of the Company are employed by the Company on an “at will” basis and may be terminated at any time without notice or payment of consideration or penalty by the Company.

3.20     Labor Compliance.  Except as set forth in Section 3.20  of the Disclosure Schedule, the Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, including without limitation, statutory work shift requirements, benefits, including without limitation, vacation and severance, collective bargaining and has paid any and all Taxes related thereto.  The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.21     Intellectual Property.

(a)        “Company Intellectual Property” means all Intellectual Property: (i) currently owned or being used, published or marketed by the Company or otherwise incorporated in the Company’s products or services; or (ii) currently under development by the Company for possible future publication, marketing or other use by the Company, or used internally by the Company.  The Company Intellectual Property contains only those items and rights which are:  (i) owned by the Company (the “Company Owned Intellectual Property”); (ii) in the public domain; or (iii) rightfully used by the Company pursuant to a valid and enforceable license or other similar Contract (the “Company Licensed Intellectual Property”).   SSA does not own and has never owned or used any Intellectual Property.

(b)        Section 3.21(b) of the Disclosure Schedule contains a true and complete list of the Company Owned Intellectual Property of a type enumerated in clauses (a) through (c) of the definition of Intellectual Property that is registered or the subject of an application filed with the U.S. Patent and Trademark Office, the U.S. Copyright Office or other similar Governmental Body anywhere in the world (“Registered Company Intellectual Property”).  All such Registered Company Intellectual Property (other than applications or registrations that the Company, exercising its reasonable business judgment, has withdrawn, canceled or abandoned prior to execution of this Master Purchase Agreement) is in good standing and all of the fees and filings due as of the Closing Date with respect thereto have been or will be duly made.

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(c)        The Company has all rights in the Company Intellectual Property necessary to carry out its current activities, including, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, or otherwise commercially exploit, license, rent and lease and, with respect to the Company Owned Intellectual Property, assign and sell such Company Owned Intellectual Property.  The Company Intellectual Property constitutes all Intellectual Property which is necessary in order to conduct the Business as currently conducted by the Company.

(d)        Except as set forth in Section 3.21(d) of the Disclosure Schedule, to the Knowledge of Sellers and the Company, the products and services of the Company with respect to the Business do not violate, misappropriate or infringe on any Intellectual Property or Intellectual Property rights of any Person anywhere in the world.  Except as set forth in Section 3.21(d) of the Disclosure Schedule, no claims: (i) challenging the validity, effectiveness or ownership by the Company of any Company Owned Intellectual Property; or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of the Company’s rights in the Company Intellectual Property by the Company or its respective agents or use by its respective customers infringes any Intellectual Property or Intellectual Property rights of any Person, have been asserted or threatened by any Person, and to the Knowledge of the Seller and the Company, no facts exist which would reasonably support such a claim.  To the Knowledge of Seller and the Company, there is no unauthorized use, infringement, violation or misappropriation of any Company Owned Intellectual Property by any third party, employee, former employee or contract worker.

(e)        Except as set forth in Section 3.21(e) of the Disclosure Schedule, the Company has entered into a Confidentiality and Inventions Agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors: (i) assign to the Company any ownership interest and right they may have in the Intellectual Property developed in services performed for the Company; and (ii) acknowledge the Company’s exclusive ownership of all Company Owned Intellectual Property. The Company has implemented commercially reasonable measures to maintain the confidentiality of Company Intellectual Property of a nature that the Company intends to keep confidential.

(f)        The Company is not, nor as a result of the execution or delivery of this Agreement or the consummation of the Contemplated Transactions, will be in violation of any license, sublicense, Contract or instrument involving the Company Intellectual Property, including any Company Licensed Intellectual Property, to which the Company is a party or otherwise bound, nor will the execution or delivery of this Master Purchase Agreement, or the consummation of the Contemplated Transactions, cause the diminution, termination or forfeiture of the Company’s rights in any Company Intellectual Property, including any Company Licensed Intellectual Property.

(g)        Section 3.21(g) of the Disclosure Schedule contains a true and complete list of all Company Licensed Intellectual Property.  The Company does not owe any royalties or other payments to third parties in respect of any of the products or services of the Company or any Company Intellectual Property, including any Company Licensed Intellectual Property.

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3.22     Inventory.  All inventory of the Company, whether or not reflected in the Company Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for excess or obsolete items (as defined below) and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be, consistent with the Company’s past practices.  Section 3.22 of the Disclosure Schedule sets for a complete and accurate list of all inventories not written off as of the Reference Date.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.  For purposes of this Section 3.22, obsolete items shall be items that are not saleable at an amount more than or equal to the cost of the inventory.

3.23     Indebtedness.  Section 3.23 of the Disclosure Schedule sets forth a true and correct list and description of all outstanding Indebtedness of the Company and SSA as of the Reference Date.  Neither the Company nor SSA is directly or indirectly a guarantor of or otherwise liable for any Liability, including Indebtedness, of any other Person and no property, equipment or other asset of the Company or SSA has been pledged or otherwise encumbered as security for any Liability, including Indebtedness, of any other Person (including, without limitation, any Seller).

3.24     Certain Payments.  During the past three (3) years, neither the Company, SSA nor any of their respective Affiliates, nor any other Person associated with or acting for or on behalf of any of them, has directly or indirectly in connection with the conduct of the Business: (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of form, whether in money, property, or services: (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Business; or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.25     Affiliate Transactions.  Except as set forth in Section 3.25 of the Disclosure Schedule, neither the Sellers nor any Affiliate of any of them, is a party to any Contract or proposed transaction with the Company or is directly or indirectly interested in any Contract with the Company or with respect to the Business.  Except as set forth in Section 3.25 of the Disclosure Schedule, the Company has not given any guaranty or assumed any obligations of, nor has any indebtedness to, any Seller or any Affiliate of any of them, and no such Person has any indebtedness to the Company.  Except as set forth in Section 3.25 of the Disclosure Schedule, neither the Sellers nor any Affiliate of any of them: (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company; or (ii) own, directly or indirectly, in whole or in part, or have any other interest in, any tangible or intangible assets which the Company currently uses in the conduct of the Business.

3.26     Customers and Suppliers.

(a)        Section 3.26(a) of the Disclosure Schedule sets forth the revenues received from each of the top ten (10) customers (based on revenues) of the Company during each of the following periods: (i) the calendar year ended December 31, 2016; and (ii) the ten (10) months

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ended October 31, 2017 (each a “Material Customer”).  No such Material Customer has given notice (written or oral) to the Company of: (i) the termination or substantial reduction of such Material Customer’s business relationship with the Company; or (ii) such Material Customer’s intention to terminate or substantially reduce the extent of such Material Customer’s business relationship with the Company.

(b)        Section 3.26(b) of the Disclosure Schedule sets forth a list of all suppliers and vendors which the Company has made payments aggregating $50,000 or more during each of the following periods: (i) the calendar year ended December 31, 2016; and (ii) the ten (10) months ended October 31, 2017 (each a “Material Supplier”).  No such Material Supplier has given notice (written or oral) to the Company of: (i) the termination or substantial reduction of such Material Supplier’s business relationship with the Company; or (ii) such Material Supplier’s intention to terminate or substantially reduce the extent of such vendor’s business relationship with the Company.

3.27     Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Contemplated Transactions based on arrangements made by the Company, SSA or any of their respective Affiliates.

3.28     Full Disclosure.  No representation or warranty in this Article III and no statement made herein or in the Disclosure Schedules hereto or in any certificate delivered pursuant to the requirements of this Master Purchase Agreement by or on behalf of the Company or SSA contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Except as set forth in the Disclosure Schedule, each Seller hereby represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the Execution Date and the Closing Date (or, if made as of a specified date, as of such date).

4.1       Ownership of Interests and Shares.  The applicable Seller: (a) holds and has good and valid title to the Interests or the Shares, as the case may be, set forth opposite such Seller’s name on Section 4.1 of the Disclosure Schedule free and clear of any Encumbrance; and (b) is the record and beneficial owner thereof.  This Master Purchase Agreement, together with any stock powers or assignments delivered at the Closing by such Seller to Buyer, are sufficient to transfer to Buyer the entire right, title and interest, legal and beneficial, in such Interests and the Shares, free and clear of all Encumbrances.  The allocation of the Purchase Price to the Interests and the Shares held by such Seller, as the case may be, as set forth on Section 4.1 of the Disclosure Schedule is true and accurate and except as set forth in the Section 4.1 of the Disclosure Schedule such Seller is not entitled to any payment from the Company, SSA or the Buyer with respect to the purchase and sale of the Interests or the Shares held by such Seller, as the case may be, pursuant to the terms and conditions of this Master Purchase Agreement.

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4.2       Authority.  The applicable Seller has all necessary capacity and authority, and as applicable corporate power, to execute and deliver this Master Purchase Agreement and the other Transaction Documents to which such Seller is party and to perform its obligations hereunder and thereunder.  All action on the part of such Seller necessary for the authorization, execution and delivery of this Master Purchase Agreement and the other Transaction Documents to which such Seller is party and the performance of its obligations hereunder and thereunder has been taken or will be taken prior to the Closing.  Each of this Master Purchase Agreement and the other Transaction Documents to which such Seller is a party constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Seller, enforceable in accordance with its terms, except as the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; or (ii) applicable equitable principles (whether considered in a Proceeding at law or in equity).

4.3       Consents and Approvals.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party is required by or with respect to the applicable Seller in connection with the execution, delivery and performance of this Master Purchase Agreement and the Transaction Agreements to which such Seller is a party.

4.4       No Conflict.  The execution, delivery and performance by the applicable Seller of this Master Purchase Agreement and the Transaction Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby will not contravene, conflict with or result in a violation of: (a) any provision of the organizational documents of such Seller, as applicable; (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Seller or any of its properties or assets are subject; or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller or its properties or assets.

4.5       Legal Proceedings.  There is no Proceeding pending or, to the knowledge of the applicable Seller, threatened against such Seller that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

4.6       Brokers.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Contemplated Transactions based on arrangements made by the applicable Seller.

4.7       Certain Payments.  During the past three (3) years, neither the applicable Seller, nor any Person acting for or on behalf of the applicable Seller, has directly or indirectly in connection with the conduct of the Business made any contribution, gift, bribe, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of form, whether in money, property, or services: (a) to obtain favorable treatment in securing business; (b) to pay for favorable treatment for business secured; (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Business; or (d) in violation of any Legal Requirement.

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4.8       Affiliate Transactions.  The applicable Seller is not a party to any Contract or proposed transaction with the Company or SSA or directly or indirectly interested in any Contract with the Company or with respect to the Business.  Neither the Company nor SSA has given any guaranty or assumed any obligations of, nor has any indebtedness to, such Seller, and no such Person has any indebtedness to the Company or SSA.  Except as set forth in Section 4.8 of the Disclosure Schedule, the applicable Seller does not: (i) have any direct or indirect financial interest in any competitor, supplier or customer of the Company or (ii) own, directly or indirectly, in whole or in part, or have any other interest in, any tangible or intangible assets which the Company currently uses in the conduct of the Business.

4.9       Full Disclosure.  No representation or warranty in this Article IV and no statement made herein or in the Disclosure Schedules hereto or in any certificate delivered pursuant to the requirements of this Master Purchase Agreement by or on behalf of the applicable Seller contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as of the Execution Date and the Closing Date as follows:

5.1       Organization and Good Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to conduct its business as now conducted and as proposed to be conducted.  Buyer is duly qualified to transact business and is in good standing or the equivalent qualification under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Buyer Material Adverse Effect.

5.2       Authorization; Enforceability.  Buyer has full corporate power and authority to execute and deliver this Master Purchase Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  All corporate action on the part of Buyer, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Master Purchase Agreement and the other Transaction Documents to which it is a party and the performance of all obligations of Buyer hereunder and thereunder has been taken or will be taken prior to the Closing.  This Master Purchase Agreement and the other Transaction Documents to which it is a party each constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the

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enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

5.3       No Conflict; Consents.

(a)        The execution, delivery and performance of this Master Purchase Agreement and the other Transaction Documents to which it is a party by Buyer and the consummation of the transactions contemplated hereby and thereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any provision of Buyer’s articles of organization or bylaws or any Order or Contract to which it is a party or by which it is bound or any provisions of any Legal Requirement applicable to it.

(b)        Buyer is not and will not be required to give any notice to or make any filing with or obtain any Order or Consent from any Person in connection with the execution and delivery of this Master Purchase Agreement or the other Transaction Documents to which it is a party or the consummation of the Contemplated Transactions.

5.4       Certain Proceedings.  There is no Proceeding pending or threatened against Buyer that questions the validity of this Master Purchase Agreement or the right of Buyer to enter into, or to consummate the transactions contemplated hereby or by any of the Transaction Documents, or that, if adversely resolved, could reasonably be expected to result, either individually or in the aggregate, in any Buyer Material Adverse Effect.

5.5       Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Master Purchase Agreement based on arrangements made by Buyer or any of its Affiliates.

ARTICLE VI

POST-CLOSING COVENANTS

6.1       Protection of Relationships.  No Seller will, at any time on or after the Closing Date, take any action that is designed or intended to have the effect of discouraging any lesser, licensor, customer, supplier or other business associate of the Company or SSA (before the Closing) from establishing or maintaining business relationships with the Company, SSA or Buyer and its Affiliates (after the Closing).

6.2       Restrictive Covenants.

(a)        In order to induce Buyer to enter into this Master Purchase Agreement and consummate the Contemplated Transactions, each Principal covenants and agrees that he will not

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and each Seller covenants and agrees that it will not, and it will not cause or permit its directors, officers, managers, members, shareholders or employees to, without the prior written consent of Buyer, for his its own account or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent, stockholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise:

(i)        for a period of three (3) years from the Closing Date, directly or indirectly, engage or invest in, or own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, or render services or technical advice to, any Person whose products, services or activities compete in whole or in part with the Business or the electronic assembly protection products and copper wire cable sealant products of Buyer and its Affiliates (collectively, the “Restricted Business”) anywhere in the world;

(ii)       for a period of three (3) years from the Closing Date, directly or indirectly, solicit, or assist in the solicitation of, or induce or attempt to induce, any customer, supplier, licensee, or business relation of the Company, Buyer or their Affiliates to cease doing, or decrease, business with the Company, Buyer or their Affiliates or in any way interfere with the business relationship between the Company, Buyer or their Affiliates and any client or customer, supplier, licensee, or business relation of the Company, Buyer or their Affiliates for the purpose of obtaining the patronage of any such Person for the license or purchase of any products or services competitive to the Restricted Business; and

(iii)      for a period of three (3) years from the Closing Date: (i) solicit, or assist in the solicitation of, for the purpose of offering employment to or hiring; or (ii) actually hire any employee of the Company, Buyer or their Affiliates or any other Person employed by Buyer and working in the Restricted Business; provided that each Principal and each Seller shall not be prevented from making any public advertisement soliciting employment that is not targeted or focused at the Company, Buyer or their Affiliates or their respective employees or from hiring any Person who responds thereto.

(b)        Each Principal and each Seller will not, at any time after the Closing Date, disparage the Company, SSA, Buyer or their Affiliates, or any of their respective directors, officers, managers, members, shareholders, employees or agents in matters related to the Company, SSA or the Restricted Business.

(c)        Each Principal and each Seller agrees that the covenants in this Section 6.2 are reasonable with respect to its duration, geographical area, and scope.  In the event of any breach by any Principal or any Seller of any covenant set forth in this Section, the term of such covenant will be extended by the period of the duration of such breach.

(d)        By execution of this Agreement, each Principal acknowledges that it has an ownership interest in a Seller and agrees that he will derive substantial benefit from the consummation of the transactions contemplated by this Agreement.

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(e)        Notwithstanding the foregoing, the restrictions in this Section 6.2 shall not prohibit Wayne Autry from conducting the business of CTW Specialties, Inc., as currently conducted on the Closing Date.

6.3       Confidentiality Agreement of Sellers, Principals and Buyer.

(a)        Each Principal and each Seller acknowledges and agrees that all Confidential Information regarding Buyer and its Affiliates, the Company and SSA, including the Business, known or obtained by such Principal, such Seller or any Affiliate of such Seller, whether before or after the date hereof, shall be the property, as appropriate, of Buyer and its Affiliates, the Company or SSA effective as of the Closing.  Therefore, each Principal and each Seller agrees that it will not, at any time after the Closing, disclose or cause to be disclosed to any unauthorized Persons or use or cause to be used for its own account or for the benefit of any third party (other than Buyer and its Affiliates, the Company or SSA) any Confidential Information regarding Buyer and its Affiliates, the Company or SSA, without Buyer’s written consent, unless and to the extent that such disclosure is required by law (in which event the applicable Principal or Seller shall give Buyer reasonable notice of such disclosure as is permitted by law and shall reasonably cooperate with Buyer to obtain appropriate protective orders).  Each Principal and each Seller agrees to deliver to Buyer at the time of Closing, and at any other time Buyer may request, all available documents, memoranda, notes, plans, records, reports, summaries and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other tangible form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company or SSA.

(b)        Buyer agrees that it will not, at any time after the Closing, disclose or cause to be disclosed to any unauthorized Persons or use or cause to be used for its own account or for the benefit of any third party any Confidential Information regarding any Principal or any Seller without such Principal’s or Seller’s written consent, unless and to the extent that disclosure is required by law (in which event Buyer shall give the applicable Principal or Seller reasonable notice of such disclosure as is permitted by law and shall reasonably cooperate with the Sellers to obtain appropriate protective orders).

6.4       Remedies.  Each Principal and each Seller agrees that a Principal’s or Seller’s violation of any of the provisions of Sections 6.2 and 6.3(a) shall cause immediate and irreparable harm to Buyer and the Company.  In the event a Principal or a Seller breaches or threatens to breach any of said provisions, such Principal or Seller agrees that Buyer shall be entitled to the entry of preliminary and permanent injunctive or other equitable relief by a court of competent jurisdiction to restrain such Principal or Seller from any violation or threatened violation of such provisions and compelling such Principal or Seller to comply with such provisions, it being agreed that money damages alone would be inadequate to compensate Buyer and the Company and would be an inadequate remedy for such breach.  This Section 6.4 shall not affect or limit, and the injunctive relief provided in this Section 6.4 shall be in addition to, any other remedies available to Buyer or the Company at law or in equity or in arbitration for any such violation by any Principal or Seller, including the right to recover Damages as provided in Article IX.

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6.5       Employee Benefits Matters.

(a)        The Sellers shall (or shall cause the Company to) terminate the employment of all Covered Employees effective at 11:59 p.m. (Eastern Standard Time) on December 31, 2017 (except that in the case of Covered Employees identified by the Buyer to the Seller in writing at least two days prior to the Closing, such termination shall be effective on or before December 30, 2017 and Seller shall immediately provide to Buyer copies of such written termination notices).  Effective at 12:00 a.m. on January 1, 2018, Buyer shall (or shall cause the Company to) hire such Covered Employees subject to each such Covered Employee qualifying for employment under any applicable Legal Requirements and satisfying hiring and background check requirements, including E-Verify (the Covered Employees hired by the Buyer or the Company, the “Hired Employees”).   Buyer shall take such action as may be necessary so that on and after the Closing, the Hired Employees shall, for so long as their employment with the Buyer or any of its Affiliates continues, be provided base salary or hourly wages (as applicable) and employee benefits, plans and programs (including life insurance, welfare, severance and fringe benefits, but excluding profit sharing or incentive compensation arrangements, equity or otherwise, and retention awards) which, in the aggregate, are: (a) not materially less favorable than those currently provided to Hired Employees immediately prior to the Closing; or (b) substantially the same as those made available by Buyer to similarly situated employees of Buyer to the extent permitted by the Buyer’s benefits programs, applicable plan provisions, or other legal or contractual constraints.  Subject to applicable Legal Requirements and applicable Tax qualification requirements, from and after the Closing Date, Buyer shall cause all Hired Employees to be provided credit for all years of service (to the same extent as service is recognized under the applicable plans and programs of Buyer to similarly situated employees) with the Company prior to the Closing:  (i) for eligibility and vesting purposes, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in the duplication of benefits; and (ii) for purposes of vacation accrual after the Closing Date as if such service with the Company was service with the Buyer.

(b)        The Buyer shall assume sole responsibility to provide continuing group health plan coverage under COBRA or other similar applicable Legal Requirement with respect to “M&A qualified beneficiaries” (as defined in the Code) on or after the Closing Date.  Except for such COBRA coverage obligation, the Sellers shall retain sole responsibility for any liabilities or obligations arising under any Legal Requirement (except Buyer shall give any required COBRA notice) in connection with Covered Employees who do not become employees of the Buyer on or after the Closing Date, resulting from the actions (or inactions) of the Company, SSA, the Sellers or their respective Affiliates prior to or on the Closing Date, or resulting from the transactions contemplated herein.

(c)        Notwithstanding anything contained herein, nothing herein shall prevent Buyer from terminating the employment of any Hired Employee or modifying or terminating any Buyer benefit plan or program in its sole discretion, subject to the terms of any employment agreement or offer letter entered into by Buyer and any such Hired Employee. At the Buyer’s request, the Company will provide the Buyer with information reasonably necessary (including employment records and payroll records) to permit the Buyer to give effect to and to comply with this Section 6.5, subject to applicable Legal Requirements.

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(d)        The parties acknowledge and agree that all provisions contained in this Section 6.5 with respect to employees are included for the sole benefit of the respective parties and shall not create any right in any other person, including, without limitation, any Covered Employees, Hired Employees or former employees of the Company, or any beneficiary thereof.  Nothing in this Master Purchase Agreement shall be deemed to modify or amend any Employee Benefit Plan or other agreement, plan, program or document of the Company or Buyer, or their Affiliates.

(e)        Buyer shall not engage in any mass layoff or plant closing (as such terms are defined under WARN or any similar Legal Requirements) with respect to Hired Employees within sixty (60) days after the Closing Date. The Company and the Sellers agree to cooperate  with the Buyer, at the Buyer’s expense, so that the Buyer may comply with WARN and any other similar Legal Requirements, as compliance  is determined in the Buyer’s  reasonable discretion,  including providing  the Buyer  with information  regarding its employees' status as full-time  or part-time as defined by WARN  and any other similar state or local law and providing the Buyer with information regarding involuntary employee terminations during the ninety (90) days prior to the Closing Date.

(f)        The Company is required to give all notices required under and otherwise to comply with all provisions of WARN and all other similar Legal Requirements regarding mass layoffs and/or plant closings for all involuntary terminations of any Covered Employees that occur prior to or at the Closing to the extent such employees are employed by the Company at the time of their involuntary termination. The Buyer is required to give all notices required under and otherwise to comply with all provisions of WARN and all other similar Legal Requirements regarding mass layoffs and/or plant closings for all involuntary terminations of any Hired Employees that occur following completion of the Closing to the extent such employees are employed by the Buyer at the time of their involuntary termination.

6.6       Release and Waiver by Sellers.

(a)        Notwithstanding anything contained herein to the contrary, effective as of the Closing, in consideration of the mutual agreements contained herein, including the Purchase Price to be received by each Seller, each Seller, on behalf of itself and each of its past, present and future Affiliates, and their respective officers, directors, managers, members, stockholders, controlling persons, representatives, successors and assigns (each, a “Seller Releasing Party” and, collectively, the “Seller Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges Buyer, its former, present and future Affiliates (including the Company and SSA from and after the Closing), and their respective former, present and future officers, directors, managers, members, stockholders, controlling persons, representatives, successors and assigns (collectively, the “Buyer Released Parties”) of and from any and all claims, Liabilities, costs, expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees and court costs), causes of action, debts, Contracts, torts, covenants, fiduciary duties, responsibilities, suits and judgments, at law or in equity, of every nature and kind, known or unknown, which such Seller Releasing Parties, or any of them, ever have had or ever in the future may have against the Buyer Released Parties, or any of them for, upon or by reason of any act, event, omission, matter or cause arising from or related to the ownership of the Interests (directly or indirectly) or the operation of the Business, in each case arising at any time prior to or at the

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Closing (the “Seller Released Claims”); provided, however, that nothing in this Section 6.6(a) will be deemed to constitute a release or waiver by a Seller or any Seller Indemnified Person of any rights under this Master Purchase Agreement or any of the other Transaction Documents in connection with the transactions contemplated herein or therein, including any claim against or obligation of Buyer or its Affiliates arising under this Master Purchase Agreement or any of the other Transaction Documents, or any claims and remedies at law or in equity arising out of or based on willful or intentional misrepresentation or fraud by Buyer or its Affiliates.

(b)        Without limiting the generality of Section 6.6(a), with respect to the Seller Released Claims, each Seller, on behalf of itself and each Seller Releasing Party, hereby expressly waives: (i) all rights under any Legal Requirement or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims; and (ii) any right to indemnification or contribution from any Buyer Release Party on account of any Seller Release Claim, including under Exhibit E of the Operating Agreement and the Post Closing Indemnification and Adjustment Agreement.

6.7       Tax Matters.

(a)        The Sellers and the Buyer will cooperate with each other in connection with the preparation and filing of all Tax Returns required to be filed by the Company or SSA with respect to taxable periods ending on or before the Closing Date that have not yet been filed, or for periods beginning before and ending after the Closing Date, so that such returns are consistent with the provisions of this Master Purchase Agreement.  Sellers shall be responsible for filing all Tax Returns of the Company and SSA relating to Tax periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”).  Buyer shall not amend any such Tax Return relating to a Pre-Closing Tax Period without the prior written consent of the Seller Representative.  In the event that the Company has not made an election under Section 754 of the Code, the Sellers shall cause such a Section 754 election to be timely made on the Company’s Tax Return for the Pre-Closing Period ending upon the Closing Date.

(b)        Buyer shall be responsible for timely filing any Tax Returns of the Company and SSA that relate to Tax periods that begin before the Closing Date and end after the Closing Date (“Straddle Period”), and the applicable Taxes shall be prorated: (i) in the case of any transaction related Taxes such as sales or use tax, on the basis of a deemed closing of the books as of the end of the Closing Date; and (ii) in the case of the property Taxes on a daily basis based upon the number of days in the portion of the Straddle Period that ends on the Closing Date (the “Pre-Closing Portion”) and the number of days in the portion of the Straddle Period after the Closing Date.  For purposes of this Master Purchase Agreement, the Pre-Closing Portion of the Straddle Period shall be deemed to be a Pre-Closing Tax Period.  The Seller Representative shall remit to Buyer the portion of any Taxes relating to the Pre-Closing Portion of any Straddle Period within ten (10) business days of receipt from Buyer of written notice as to the amount of such Taxes.  The parties agree that for income Tax purposes, the Tax year of the Company will end on the Closing Date and there will be no Straddle Period with respect to such income Taxes.

(c)        Any Tax audits of the Company or SSA for periods up to and including the Closing Date will be controlled by the Sellers, except to the extent that any adjustments pursuant to any such Tax audits made by any Tax authorities which may affect the Tax position of the Buyer

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for any period are subject to the approval of the Buyer, which approval will not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary set forth herein, the Sellers shall be entitled to have access to and make copies of any documentation, financials records or other such information of the Company and SSA that impacts the Tax position or Tax filings of the Sellers with respect to periods prior to or subsequent to the Closing Date.

(d)        In the event of any disputed items related to the preparation of Tax Returns as contemplated by this Section 6.7, such dispute shall be resolved by the Independent Accountants in the manner set forth in Section 2.5(c).

6.8       Further Assurances.  Each party hereto shall use commercially reasonable efforts to implement the provisions of this Master Purchase Agreement, and for such purpose each party shall, at the request of the other party and at no cost to the party receiving the request, at or after the Closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to such requesting party such documents and other instruments in addition to those required by this Master Purchase Agreement, in form and substance reasonably satisfactory to the requesting party, and take all such other actions as may be reasonably necessary or desirable to implement any provision of this Master Purchase Agreement and/or to consummate the Contemplated Transactions and obtain the benefit thereof for the parties hereto.

6.9       Buyer’s Non-Access to Legal Records. Buyer agrees that, after the Closing, neither Buyer, nor any of its Affiliates will have any right to access or control any of the emails and other communications in furtherance of or related to the provision of legal services by Tuggle Duggins P.A. to the Company, SSA and the Sellers relating to or affecting the Transaction that are entitled to the protections afforded by the attorney client privilege (collectively, the “Legal Records”), which Legal Records will be the property of (and be controlled by) each Seller (with respect to the Legal Records of such Seller) or the Seller Representative (with respect to the Legal Records of the Company and SSA). In addition, Buyer agrees that it would be impractical to remove all Legal Records from the records (including e-mails and other electronic files) of the Company or SSA. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after Closing) not to, use any Legal Records remaining in the records of Company or SSA after Closing in a manner that may be adverse to Seller or SSA.

6.10     Consulting Agreement.  Buyer agrees to use commercially reasonable efforts during the thirty (30) day period following the Closing Date to negotiate and enter into a consulting agreement with Wayne Autry providing for Mr. Autry’s delivery of mutually acceptable consulting services applicable to the business of the Company during the twelve (12) month period ending December 31, 2018 and for a monthly payment of no more than $2,500 during such twelve month period.

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ARTICLE VII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Zappa-Tec Interests, the Explortec Interests and the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part).

7.1       Accuracy of Representations.  All the representations and warranties in Article III and Article IV of this Master Purchase Agreement (considered collectively), and each of such representations and warranties (considered individually), must be accurate in all respects as of the Closing Date (except for those representations and warranties that address matters as of a particular date, each of which shall be true and correct as of such date).

7.2       Performance.  All of the covenants and obligations that Sellers, SSA and the Company are required to perform or to comply with pursuant to this Master Purchase Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3       Consents.  Each of the Consents identified in Section 3.2(c) of the Disclosure Schedule, if any, must have been obtained and must be in full force and effect.

7.4       No Material Adverse Change.  There shall not have been any change in the Business or the operations, properties, assets, or financial condition of the Company that would reasonably be expected to have a Material Adverse Effect on the Company’s progress toward the fiscal year end December 31, 2017 financial projections.

7.5       No Injunction.  There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Master Purchase Agreement.

7.6       No Proceedings.   There must not have been commenced or, to the Knowledge of Sellers and the Company, threatened against Buyer, the Sellers, SSA or the Company, or against any Person affiliated with Buyer, the Sellers, SSA or the Company, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

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7.7       No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly, materially contravene, or conflict with, or result in a material violation of, or cause Buyer or the Company or any Person affiliated with Buyer or the Company to suffer any Material Adverse Effect under any Legal Requirement or Order.

7.8       Escrow Agreement and Closing Deliveries.  Buyer shall have received duly executed counterparts to the Escrow Agreement and such other documents and deliveries contemplated by Section 2.4(a).

ARTICLE VIII

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Each Seller’s obligation to sell, or cause to be sold, the Zappa-Tec Interests, the Explortec Interests and the Shares, as applicable, and to take the other actions required to be taken by such Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any which may be waived by Sellers, in whole or in part).

8.1       Accuracy of Representations.  All of the representations and warranties in Article V of this Master Purchase Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all respects as of the Closing Date (except for those representations and warranties that address matters as of a particular date, each of which shall be true and correct as of such date).

8.2       Buyer’s Performance.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Master Purchase Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

8.3       No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Master Purchase Agreement.

8.4       No Proceedings.  There must not have been commenced or threatened against Buyer, the Sellers or the Company, or against any Person affiliated with Buyer, the Sellers or the Company, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.5       No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly, materially

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contravene, or conflict with, or result in a material violation of, or cause the Sellers, SSA or the Company or any Person affiliated with the Sellers, SSA or the Company to suffer any Material Adverse Effect under any Legal Requirement or Order.

8.6       Escrow Agreement and Closing Deliveries.  The Sellers shall have received duly executed counterparts to the Escrow Agreement and such other documents and deliveries contemplated by Section 2.4(b).

ARTICLE IX

INDEMNIFICATION; REMEDIES

9.1       Indemnification.  Subject to Section 9.4 below, all representations, warranties, covenants, and obligations in this Master Purchase Agreement, the Disclosure Schedules, the certificates delivered pursuant to Section 2.4, and any other Transaction Document will survive the Closing.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Master Purchase Agreement, or any other Transaction Document or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.  It is the intention of the parties that, although “knowledge” and “materiality” qualifications will be considered in determining whether there exists an indemnifiable claim hereunder, for purposes of determining the amount of the Damages for which any party is entitled to be indemnified pursuant to Section 9.2 or Section 9.3 hereof, with respect to any breach or inaccuracy of any representation or warranty, any “knowledge” or “materiality” qualification in any representation and warranty shall be ignored.  Any payment made by a Seller to Buyer pursuant to this Article IX shall be deemed, to the extent permitted by applicable law, to be a reduction in the Purchase Price and shall not be deemed to be an item of income or expense, and all parties hereto agree to prepare their tax returns consistent therewith.  Any payment made by Buyer to a Seller pursuant to this Article IX shall be deemed, to the extent permitted by applicable law, to be an increase in the Purchase Price and shall not be deemed to be an item of income or expense, and all parties hereto agree to prepare their tax returns consistent therewith.

9.2       Indemnification and Payment of Damages by the Sellers.

(a)        The Sellers, jointly and severally, shall indemnify and hold harmless Buyer, the Company, SSA, their Affiliates and their respective officers, directors, managers, members, stockholders, controlling persons, representatives, successors and assigns (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons pursuant to the terms of

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this Master Purchase Agreement, the amount of any Damages arising, directly or indirectly, from or in connection with:

(i)        any inaccuracy in or breach of any representation or warranty of the Sellers, the Company and/or SSA in this Master Purchase Agreement, as modified by the Disclosure Schedule, or any of the other Transaction Documents;

(ii)       any breach of, or failure to perform of the Sellers of any covenant or obligation of the Sellers set forth in this Master Purchase Agreement or in any other Transaction Document;

(iii)      any inaccuracy in the certificate delivered by the Sellers and the Company under Section 2.4(a)(iii);

(iv)      any claim that any Person (other than the Sellers) owns or holds, or has any right, title or interest in or to, any equity securities of the Company or SSA or has any right to receive any payments from Buyer, the Company or SSA in respect of such equity securities of the Company or SSA, other than as contemplated by this Master Purchase Agreement;

(v)       any obligations, costs and expenses payable at any time to any current or prior employee of the Company with respect to the period prior to the Closing Date, including any obligations, costs and expenses to any employee of the Company who is terminated by the Company prior to or at the Closing and any Covered Employee who does not become a Hired Employee in accordance with Section 6.5;

(vi)      any amount required to be paid by the Sellers, the Company and/or SSA outstanding as of the Closing Date and not paid prior to the Closing or at the Closing as a Closing Debt or Closing Expense;

(vii)     any Tax with respect to the Company or SSA which: (A) is wholly or partially related to any period or partial period ending on or before the Closing Date; or (B) would not have occurred but for a breach of a representation or warranty set forth in Section 3.10 of this Master Purchase Agreement;

(viii)    any product liability claim, or other allegation of personal injury or property damage, relating to any product created, licensed, distributed or sold by the Company on or prior to the Closing Date;

(ix)      any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller, the Company or SSA (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(x)       any claim related to the business or operations of Wynstream, including any claim arising in connection with the Company’s ownership interest in the Wynstream; or

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(xi)       any claim arising out of or related to the matters set forth in Section 3.13 of the Disclosure Schedule.

(b)        The Seller’s indemnification obligation with respect to any claims arising under Sections 9.2(a)(ii) through (xi) will survive until the expiration of the applicable statutes of limitations for any such claims (including extensions thereof as a result of timely filed waivers).

(c)        Each Seller acknowledges and agrees that: (i) Buyer is relying on the representations, warranties, covenants and obligations of the Sellers, the Company and SSA set forth in this Master Purchase Agreement in entering into this Master Purchase Agreement and consummating the Contemplated Transactions; (ii) such Seller, jointly and severally, will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons subject to the terms of this Master Purchase Agreement, including the time and amount limitations set forth in this Article IX, the amount of any Damages arising, directly or indirectly, from or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of Sellers, the Company and SSA in this Master Purchase Agreement, the Disclosure Schedule or any of the other Transaction Documents; (iii) in no event shall such Seller raise as a defense to its indemnification obligations under Article IX that the applicable representation, warranty, covenant or obligation was a representation, warranty, covenant or obligation of the Company, SSA or another Seller and not of such Seller or otherwise seek to avoid its indemnification obligations under Article IX under any similar theory at law or in equity; and (iv) in no event shall such Seller have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against Buyer, the Company and/or SSA in connection with any indemnification obligation under this Article IX or any other Liability to which such Seller may become subject under or in connection with this Agreement, any other Transaction Document or any other agreement, document, certificate or instrument entered into or delivered by or on behalf of such Seller under or pursuant to this Master Purchase Agreement or in connection with the consummation of the Contemplated Transactions.

9.3       Indemnification and Payment of Damages by Buyer.

(a)        Buyer shall indemnify and hold harmless the Sellers, their Affiliates, and their respective officers, directors, managers, members, stockholders, controlling persons, representatives, successors and assigns  (collectively, the “Seller Indemnified Persons”) for, and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with: (i) any breach by Buyer of any representation or warranty made by Buyer in this Master Purchase Agreement or in any of the other Transaction Documents; (ii) any breach by Buyer of any covenant or obligation of Buyer in this Master Purchase Agreement or any of the other Transaction Documents; or (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

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(b)        The Buyer’s indemnification obligation with respect to any claims arising under Sections 9.3(a)(ii) and (iii) will survive until the expiration of the applicable statutes of limitation for any such claims (including extensions thereof as a result of timely filed waivers).

9.4       Time Limitations.  The representations and warranties of the parties contained in this Master Purchase Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing and continue in full force and effect for a period expiring on the Final Escrow Release Date (as defined below), except for: (i) the representations and warranties in 3.11 (Product Warranty and Product Liability), 3.13 (Compliance with Legal Requirements), 3.14 (Legal Proceedings; Orders), 3.21 (Intellectual Property) and 3.24 (Certain Payments) of this Master Purchase Agreement (together, the “Special Representations”), which shall survive Closing for a period of twenty-eight (28) months; and (ii) (A) the representations and warranties set forth in Sections 3.1 (Organization, Good Standing, Qualification), 3.2 (Authorization; Enforceability), 3.3 (Capitalization), 3.8 (Assets), Sections 3.10 (Tax Returns and Payments), 3.12 (Employee Benefit Plans), 3.18 (Environmental and Safety Matters), 3.19 (Employees) and 3.27 (Broker’s Fees) of this Master Purchase Agreement and (B) the representations and warranties in Sections 4.1 (Ownership of Interests and Shares), 4.2 (Authority), 4.5 (Legal Proceedings) and 4.6 (Brokers) of this Master Purchase Agreement (together, the “Fundamental Representations”) which shall survive Closing for the maximum period allowed under applicable statutes of limitations (taking into account any applicable extensions or tolling thereof).  No claim for indemnification may be made with respect to a representation and warranty after the expiration of the applicable survival period, other than claims based on fraud or intentional misrepresentation against the party alleged to have perpetrated the fraud or intentional misrepresentation.

9.5       Limitations on Amounts – Sellers.

(a)        Notwithstanding anything to the contrary contained in this Master Purchase Agreement, no Claim for indemnification under Section 9.2 shall be valid and assertable unless the aggregate liability in respect of all such Claims exceeds Three Hundred Thousand Dollars ($300,000) (the “Basket”), in which event the Buyer Indemnified Persons shall be entitled to indemnification from the Sellers for the aggregate amount of all Damages included in the Basket and all Damages in excess of the Basket; provided,  however, that the Basket shall not apply to any Claims: (i) arising out of any breaches of the Special Representations or the Fundamental Representations; (ii) arising out of any breaches of the representations and warranties set forth in Section 3.7 (Accounts Receivable); (iii) arising under Sections 9.2(a)(ii) through (xi) of this Master Purchase Agreement; (iv) arising out of breaches of the covenants of the Sellers contained in Article VI of this Master Purchase Agreement; or (v) based on willful or intentional misrepresentation or fraud. For the avoidance of doubt, the Basket shall not apply with respect to any payment to be made to Buyer pursuant to: (i) Section 2.5(e) upon determination of the Net Working Capital Adjustment Amount and/or (ii) Section 2.7(e) upon determination of the Adverse Change Adjustment Amount.

(b)        The aggregate liability of the Sellers for Damages under Section 9.2 shall not exceed the Escrow Amount plus any interest accrued on the Escrow Amount (the “Cap”); provided, however, that the Cap shall not apply to any claims: (i) arising out of any breaches of

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the Special Representations or the Fundamental Representations; (ii) arising under Sections 9.2(a)(ii) through (x) of this Master Purchase Agreement; (iii) arising out of breaches of the covenants of the Sellers contained in Article VI of this Master Purchase Agreement; or (iv) based on willful or intentional misrepresentation or fraud.  The aggregate liability of each individual Seller shall not exceed the aggregate consideration received by such Seller pursuant to this Master Purchase Agreement (including such Seller's Pro Rata Share of the Escrow Amount, the Closing Debts and the Closing Expenses paid from the Purchase Price at Closing).  Notwithstanding anything to the contrary contained herein, nothing in this Master Purchase Agreement shall limit an individual Seller’s liability in the case of willful or intentional misrepresentation or fraud if such Seller perpetrated or otherwise engaged in such willful or intentional misrepresentation or fraud.

9.6       Limitations on Amount - Buyer.

(a)        Notwithstanding anything to the contrary contained in this Master Purchase Agreement, no Claim for indemnification under Section 9.3 shall be valid and assertable unless the total aggregate liability in respect of all such Claims for indemnification exceeds the Basket, in which event the Seller Indemnified Persons shall be entitled to indemnification from Buyer for any Damages included in the Basket and all Damages in excess of the Basket; provided,  however, that the Basket shall not apply to any Claims: (i) arising out of any failure by Buyer to pay the Purchase Price in accordance with the terms of this Master Purchase Agreement; (ii) arising out of any breaches of the representations and warranties set forth in Sections 4.1 or 4.2, of this Master Purchase Agreement; (iii) arising out of breaches of the covenants of Buyer contained in Article VI of this Master Purchase Agreement, or (iv)  based on willful or intentional misrepresentation or fraud.  For the avoidance of doubt, the Basket shall not apply with respect to any payment to be made to the Sellers pursuant to Section 2.5(e) upon determination of the Net Working Capital Adjustment Amount.

(b)        The aggregate liability of Buyer with regard to matters described in Section 9.3 shall not exceed the Cap; provided,  however, that the Cap shall not apply to any claims arising out of any failure by Buyer to pay the Purchase Price in accordance with the terms of this Master Purchase Agreement, for which Damages shall not exceed the Purchase Price to be paid hereunder, and; provided, further, that no such limitation shall apply to Damages arising with respect to willful or intentional misrepresentation or fraud.

9.7       Defense of Claims.  If a claim for Damages (a “Claim”) is to be made by a Buyer Indemnified Person or a Seller Indemnified Person (an “Indemnified Party”), such Indemnified Party shall give notice (a “Claim Notice”) to: (i) the Seller Representative, in the case of an indemnification claim pursuant to Section 9.2 or (ii) Buyer, in the case of an indemnification claim pursuant to Section 9.3 (“Indemnifying Party”), in either case as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article IX.  If any Proceeding is filed or instituted by a third party making a claim against any Indemnified Party with respect to a matter subject to indemnity hereunder, notice thereof shall be given to the Indemnifying Party as promptly as practicable; however, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure (to the extent determined by a

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court of competent jurisdiction).  After receipt of such a notice of a Proceeding, the Indemnifying Party shall have the right to defend the Indemnified Party against the Proceeding with counsel of its choice satisfactory to the Indemnified Party, unless the nature of the claim creates an ethical conflict or otherwise makes it inadvisable for the same counsel to represent the Indemnified Party and the Indemnifying Party, so long as (a) the Indemnifying Party confirms to the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Claim or Proceeding that the Indemnifying Party will defend the Proceeding and fulfill its indemnification obligations hereunder, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Proceeding and fulfill its indemnification obligations hereunder and (c) the Indemnifying Party conducts the defense of the Proceeding actively and diligently.  After any assumption of the defense of any claim by the Indemnifying Party, the Indemnifying Party shall not be liable to the indemnified Party for any legal expenses thereafter incurred by the Indemnified Party in connection with the defense thereof.  The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any such Proceeding defended by the Indemnifying Party and any appeal arising therefrom.  The parties shall cooperate with each other in connection with any defense and in any notifications to insurers.  If the Indemnifying Party fails to promptly and diligently assume the defense of such Proceeding after receipt of notice hereunder, the Indemnified Party against which such Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Proceeding with counsel of its own choosing at the expense of the Indemnifying Party and the Indemnifying Party shall have the right to participate therein at its own cost.  The Indemnifying Party shall have no indemnification obligations with respect to any Claim that is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  Similarly, the Indemnifying Party shall not settle any claim involving the Indemnified Party without the Indemnified Party's prior written consent (which shall not be unreasonably withheld or delayed), unless such settlement: (i) involves only the payment of money and no other equitable remedies; (ii) unconditionally releases the indemnified party from all liability arising out of such claim; and (iii) does not include a statement as to or an admission of fault on the party of the Indemnified Party.

9.8       Escrow Amount.

(a)        On the six (6) month anniversary of the Closing Date (the “First Escrow Release Date”), twenty percent (20%) of the Escrow Amount less any amount necessary to satisfy all unresolved, unsatisfied or disputed claims, if any, for Damages arising under this Article IX and for which a Claim Notice has been delivered by a Buyer Indemnified Person pursuant to Section 8.5 above prior to the First Escrow Release Date, shall be released from escrow and distributed by the Escrow Agent to the Sellers (according to their respective Pro Rata Share of any such remaining amounts) in accordance with the terms and conditions of the Escrow Agreement.

(b)        On the twelve (12) month anniversary of the Closing Date (the “Second  Escrow Release Date”), thirty percent (30%) of the Escrow Amount less any amount necessary to satisfy all unresolved, unsatisfied or disputed claims, if any, for Damages arising under this Article IX and for which a Claim Notice has been delivered by a Buyer Indemnified Person pursuant to Section 8.5 above prior to the Second Escrow Release Date, shall be released

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from escrow and distributed by the Escrow Agent to the Sellers (according to their respective Pro Rata Share of any such remaining amounts) in accordance with the terms and conditions of the Escrow Agreement.

(c)        On the eighteen (18) month anniversary of the Closing Date (the “Final Escrow Release Date”), the remainder of the Escrow Amount less any amount necessary to satisfy all unresolved, unsatisfied or disputed claims, if any, for Damages arising under this Article IX and for which a Claim Notice has been delivered by a Buyer Indemnified Person pursuant to Section 8.5 above prior to the Final Escrow Release Date, shall be released from escrow and distributed by the Escrow Agent to the Sellers (according to their respective Pro Rata Share of any such remaining amounts) in accordance with the terms and conditions of the Escrow Agreement.  From time to time thereafter, as further amounts of the Escrow Amount become no longer subject to retention pursuant to the Escrow Agreement, such amounts shall be released from escrow and distributed by the Escrow Agent to the Sellers (according to their respective Pro Rata Share of any such remaining amounts) in accordance with the terms and conditions of the Escrow Agreement.

(d)        The parties agree that the Escrow Amount shall serve as security for any payment obligations of the Sellers under Section 2.5, and Section 2.7 and the indemnification obligations of the Sellers under this Article IX, and any payment due to Buyer under Section 2.5, or Section 2.7 or any indemnity payment due to Buyer under this Article IX shall first be paid to Buyer by the Escrow Agent (on behalf of the Sellers) out of the Escrow Amount, to the extent available, in accordance with the terms of the Escrow Agreement; provided, however, that to the extent that the amounts which become due and payable to any Buyer Indemnified Person under this Article IX exceed the Escrow Amount then available to pay such amounts, then the Sellers shall be directly liable for the payment of such excess amounts subject to the limitations set forth in Section 9.5 of this Master Purchase Agreement.  The Buyer Indemnified Persons are authorized to recover from the Escrow Amount the entire amount of, or any portion of, any claim against any Seller, without regard to the amount of the Escrow Amount contributed or deemed to be contributed by such Seller.  Neither the giving of notice of a claim under the Escrow Agreement nor the failure to give such notice will constitute an election of remedies or limit any Buyer Indemnified Person in any manner in the enforcement of any other remedies that may be available to it.

9.9       No Duplication.  Any Damages for which any Person is entitled to indemnification under this Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty or covenant.

9.10     Insurance.  If any Damages sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party ), such Indemnified Party shall use reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments.  If any Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified with respect to such Damages under this Article IX, the payment under this Article IX with respect to such Damages shall be reduced by the amount of such insurance proceeds or indemnity, contribution or similar payments, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery.  If

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any Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified with respect to some or all of such Damages and such process or indemnity, contribution or similar payment would constitute duplicative recovery, such Indemnitee shall pay to the applicable Indemnifying Party the lesser of: (i) the amount of such insurance proceeds or indemnity, contribution or similar payment, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery, and net of any increase in insurance premiums as a result of such Damages; and (ii) the aggregate amount paid by the Indemnifying Party to the applicable Indemnified Party  with respect to such Damages.

9.11     Exclusive Remedies.  The remedies provided for in this Master Purchase Agreement shall be the sole and exclusive remedies of the parties and their respective managers, members, stockholders, officers, directors, employees, affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Master Purchase Agreement or any of the other Transaction Documents; provided, however, that nothing herein is intended to waive any claims with respect to willful or intentional misrepresentation or for fraud or waive any equitable remedies to which a party may be entitled.

9.12     Seller Representative.

(a)        By virtue of the adoption of this Master Purchase Agreement by execution below and pursuant to applicable Legal Requirements, the Sellers irrevocably nominate, constitute and appoint the Seller Representative as their sole and exclusive agent, representative and attorney-in-fact to take any and all actions and make any and all decisions required or permitted to be taken or made by the Seller Representative under this Master Purchase Agreement and the Escrow Agreement, including actions or decisions with respect to: (i) receiving service of process upon the Sellers; (ii) executing and delivering to Buyer or any other Person on behalf of any of or all of the Sellers any and all instruments, certificates, documents and agreements called for by this Master Purchase Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby; (iii) receiving or providing notices on behalf of the Sellers with respect to any matter or Proceeding arising out of or relating to this Master Purchase Agreement, the Escrow Agreement or the Contemplated Transactions; (iv) negotiating, agreeing to and participating in the defense or prosecution of any settlement, amendment, compromise of any provision or Proceeding set forth in this Article IX and the Escrow Agreement; (v) resolving any questions regarding the Closing Balance Sheet and the Net Working Capital Adjustment Amount; (vi) resolving any questions regarding any Adverse Change Notice and the Adverse Change Adjustment Amount; (vi) agreeing, negotiating, or entering into settlements and compromises of, and complying with arbitration awards and court orders arising under this Agreement or the Escrow Agreement; (vii) authorizing release and delivery to a Buyer Indemnified Person from the Escrow Amount of cash payments in satisfaction of any amounts determined to be due and owing to such Buyer Indemnified Person pursuant this Sections 2.5(e), 2.6(e) or 2.7(e) or this Article IX in satisfaction of any claim for indemnification hereunder; (viii) taking all other actions necessary or appropriate in the good faith judgment of the Seller Representative for the accomplishment of the foregoing; hereunder; (ix) in connection with any of the foregoing actions, engaging and hiring accountants, auditors, appraisers, legal counsel and other legal and financial experts as may be necessary and appropriate to properly discharge the Seller Representative’s duties and obligations hereunder and under the Escrow Agreement.

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(b)        In connection with this Master Purchase Agreement and the Escrow Agreement, the Sellers may act only through the Seller Representative.  Buyer shall be entitled to rely on the Seller Representative’s authority as the agent, representative and attorney-in-fact of the Sellers for all purposes under this Master Purchase Agreement and the Escrow Agreement and shall have no liability for any such reliance.  The Seller Representative shall have the authority to enforce any provision of this Master Purchase Agreement on behalf of the Sellers and no Seller may revoke the authority of the Seller Representative.

(c)        The Seller Representative shall not be liable to the Sellers for any act done or omitted hereunder in his capacity as the Seller Representative, unless caused by his willful misconduct.  If William Morris resigns as Seller Representative or becomes legally incapacitated, then Quint Barefoot shall be appointed as successor Seller Representative in his place.  If Quint Barefoot declines to serve, resigns or becomes legally incapacitated, then a successor Seller Representative may be appointed by a majority in interest of the Sellers which shall be determined based on the number of Shares held by the Sellers on the Closing Date.

ARTICLE X

MISCELLANEOUS

10.1     Tax Advice.  Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to any Taxes in connection with the Contemplated Transactions.

10.2     Expenses.  Except as otherwise expressly provided in this Master Purchase Agreement, each party to this Master Purchase Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Master Purchase Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. At the Closing, the Sellers will cause the Company and SSA not to have any liability for out-of-pocket expenses in connection with this Master Purchase Agreement and the Contemplated Transactions (or such liability will be paid in connection with the Closing).  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions shall be borne by the each respective party to the extent such party is liable for such Taxes, fees and charges.

10.3     Public Announcements.  Any public announcement or similar publicity with respect to this Master Purchase Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer and the Seller Representative shall mutually agree.  Each party shall keep this Master Purchase Agreement strictly confidential and may not make any disclosure of this Master Purchase Agreement to any Person other than its legal counsel, accountants, and tax and financial advisors unless the other parties have consented in advance or disclosure is required by Legal Requirements.  Notwithstanding the foregoing, Buyer shall have the right to make such disclosure as it deems

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necessary or advisable under applicable securities laws, in which event Buyer shall provide the Seller Representative with a copy of such disclosure.

10.4     No Third-Party Beneficiaries.  Subject to Article IX and Section 10.9, this Master Purchase Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.5     Notices.  All notices, consents, waivers and deliveries under this Master Purchase Agreement must be in writing and will be deemed to have been duly given when: (i) delivered by hand (against receipt); (ii) sent by fax (with written confirmation of receipt); (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested); or (iv) five (5) days after being sent registered or certified mail, return receipt requested, in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may hereafter designate by similar notice in accordance with this Section 10.5 to the other parties); provided, that, that if a party refuses to accept delivery, such notice, consent, waiver or other communication shall be deemed to have been given on the date of such refusal of delivery:

If to the Sellers, to the Seller Representative:

William Morris

The Stewart Group Limited

259 Steelcase Road West

Markham, ON L3R 2P6

Canada

Fax No.:  (416) 475-1190

with a copy to:

Tuggle Duggins P.A.

100 N. Greene Street, Suite 600

Greensboro, NC  27401

Attention:  H. Vaughn Ramsey

Fax No.:  (336) 274-6590

If to Buyer at any time or the Company after the Closing:

Chase Corporation

295 University Avenue

Westwood, MA 02090

Attention:  President and Chief Executive Officer

Fax No.:  (781) 332-0701

with a copy to:

Nelson Mullins Riley & Scarborough LLP

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One Post Office Square

Boston, MA  02109

Attention:  Brian T. Moore

Fax No.:  (617) 217-4771

10.6     Consent to Jurisdiction.  Any Proceeding brought with respect to this Master Purchase Agreement must be brought in any court of competent jurisdiction in the Commonwealth of Massachusetts and, by execution and delivery of this Master Purchase Agreement, each party: (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Master Purchase Agreement; and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS MASTER PURCHASE AGREEMENT.

10.7     Amendments and Waivers.  No amendment or waiver of any provision of this Master Purchase Agreement shall be valid unless in writing and signed by the party to be charged with such amendment or waiver.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.8     Entire Agreement.  This Master Purchase Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (together with the other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  The exhibits and schedules identified in and attached to this Master Purchase Agreement are incorporated herein by reference and shall be deemed as fully a part hereof as if set forth herein in full.  In the event of any inconsistency between the statements in the body of this Master Purchase Agreement and those in the exhibits and schedules (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Master Purchase Agreement will control.

10.9     Assignments, Successors and No Third-Party Rights.  No party may assign any of its rights under this Master Purchase Agreement without the prior consent of the other parties which will not be unreasonably withheld.  Subject to the preceding sentence, this Master Purchase Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Except as expressly provided in Article IX, nothing expressed or referred to in this Master Purchase Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy, or claim under or with respect to this Master Purchase Agreement or any provision of this Master Purchase Agreement.

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10.10   Severability.  Any term of this Master Purchase Agreement which would be invalid or unenforceable as written shall be deemed limited in scope and/or duration to the extent necessary to render it enforceable.  The determination of any court that any provision is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction.

10.11   Headings; Construction.

(a)        The captions, titles and headings used in this Master Purchase Agreement are for convenience of reference only, shall not be deemed part of this Master Purchase Agreement and shall not affect its construction or interpretation.  Except where otherwise expressly provided, all references to “Sections” refer to the corresponding Sections in the body of this Master Purchase Agreement.  All words used in this Master Purchase Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(b)        The parties have participated jointly in the drafting of this Master Purchase Agreement, and each party was represented by counsel in the negotiation of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Master Purchase Agreement.

10.12   Governing Law.  THIS MASTER PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

10.13   Counterparts; Facsimile.  This Master Purchase Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.  Original signatures hereto and to other Transaction Documents may be delivered by facsimile or by electronic transmission in .PDF or .TIF format which shall be deemed originals.

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IN WITNESS WHEREOF, the parties have executed and delivered this Membership Interest and Stock Purchase as of the date first written above.

BUYER

CHASE CORPORATION

By:	/s/ Adam P. Chase
Name:
Title:

COMPANY

STEWART SUPERABSORBENTS, LLC

By:	/s/ William Morris
Name:
Title:

SSA

STEWART SA, INC.

By:	/s/ William Morris
Name:
Title:

SELLER REPRESENTATIVE

/s/ William Morris
Name: William Morris

Address

IN WITNESS WHEREOF, the parties have executed and delivered this Membership Interest and Stock Purchase as of the date first written above.

SELLERS

THE STEWART GROUP LIMITED

By:	/s/ William Morris
Name:
Title:

Address:

EXPLORTEC, INC.

By:	/s/ Clinton Clyburn
Name:
Title:

Address:

ZAPPA-TEC, LLC

By:	/s/ Quint M. Barefoot
Name:
Title:

Address:

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IN WITNESS WHEREOF, the parties have executed and delivered this Membership Interest and Stock Purchase as of the date first written above.

PRINCIPALS

/s/ William Morris
William Morris

/s/ Phil Chow
Phil Chow

/S/ Wayne Autry
Wayne Autry

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